UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Black Box Corporation
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING MATTERS
BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES
LITIGATION INVOLVING DIRECTORS AND OFFICERS
POLICIES AND PROCEDURES RELATED TO THE APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
COMPENSATION OF DIRECTORS
DIRECTOR COMPENSATION — FISCAL 2010
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE — FISCAL 2010, FISCAL 2009 and FISCAL 2008
GRANTS OF PLAN-BASED AWARDS — FISCAL 2010
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — FISCAL 2010
PENSION BENEFITS TABLE — FISCAL 2010
UNDERSTANDING OUR PENSION BENEFITS TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EQUITY PLAN COMPENSATION INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
INDEPENDENT PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION
FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION
SOLICITATION OF PROXIES
STOCKHOLDER NOMINATIONS AND PROPOSALS
OTHER MATTERS
PROXY CARD

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055

Notice of Annual Meeting of Stockholders
to be held on August 10, 2010

To the Stockholders of
Black Box Corporation:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Black Box Corporation (the “Company”) will be held at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055 on Tuesday, August 10, 2010, at 12:30 p.m. Eastern Daylight Time, to consider and act upon the following matters:

1.	The election of the seven (7) persons nominated by our Board of Directors and named in the attached proxy statement to serve as members of our Board of Directors; and

2.	The ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2011.

Stockholders also will be asked to consider such other matters as may properly come before the Annual Meeting. Our Board of Directors has established the close of business on Monday, June 14, 2010 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

IT IS REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

Michael McAndrew, Secretary

June 22, 2010

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS

August 10, 2010

This proxy statement is being furnished to the holders of common stock, par value $.001 per share (“Common Stock”), of Black Box Corporation, a Delaware corporation (the “Company,” or “we”), in connection with the solicitation by our Board of Directors (“Board of Directors” or “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on Tuesday, August 10, 2010, at 12:30 p.m. Eastern Daylight Time, at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055, or at any adjournment thereof. This proxy statement and form of proxy were first mailed to stockholders on or about June 24, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on August 10, 2010:

This proxy statement and the Company’s 2010 Annual Report to stockholders are available for you to review online at www.proxydocs.com/bbox.

Only holders of Common Stock of record as of the close of business on Monday, June 14, 2010 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. On that date, 17,577,942 shares of Common Stock, each entitled to one vote per share, were outstanding.

All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Annual Meeting will be voted as specified in the form of proxy. If no specification is made, the shares will be voted FOR each of the nominees named below for election as director and FOR ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011 (“Fiscal 2011”). Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of which management had no knowledge prior to the mailing of this proxy statement. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly-executed proxy bearing a later date (although no revocation shall be effective until actual notice thereof has been given to the Secretary of the Company) or by attending the meeting and voting his or her shares in person.

Under our Second Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), Amended and Restated By-laws, as amended (“By-laws”), and applicable state law, abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the record holder has not received direction on voting and does not have discretionary authority to vote on one or more matters) are each included in the determination of the number of shares present for purposes of determining a quorum. At the Annual Meeting, directors will be elected by a plurality vote and all other matters will be decided by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not votes cast and will not be included in calculating the number of votes necessary for approval of the matter.

Our Board of Directors unanimously recommends a vote FOR each of the nominees named below for election as director and FOR ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

ANNUAL MEETING MATTERS

Proposal 1 – Election of Directors

Our By-laws provide that the number of directors constituting our entire Board shall be nine (9), or such other number as shall be fixed by the stockholders or by our Board. At present, our Board has fixed the number of directors at seven (7) members. All of our directors stand for election each year. Therefore, seven (7) directors are to be elected at the Annual Meeting to hold office for a term of one (1) year and until their respective successors are elected and qualified, subject to the right of our stockholders to remove any director as provided in our By-laws. Stockholders may fill any vacancy in the office of a director. In the absence of a stockholder vote, a vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by our Board to fill a vacancy will serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If our Board increases the number of directors, it may fill any vacancy so created.

The holders of Common Stock have one vote for each share owned as of the record date in the election of directors. The seven (7) nominees receiving the greatest number of affirmative votes will be elected as directors for terms expiring in 2011.

Upon recommendation of the Nominating Committee of our Board of Directors (“Nominating Committee”), our Board has nominated the following seven (7) persons for election to the position of director at the Annual Meeting: William F. Andrews, R. Terry Blakemore, Richard L. Crouch, Thomas W. Golonski, Thomas G. Greig, William H. Hernandez and Edward A. Nicholson, Ph.D. These nominees are all of the directors currently on our Board. All of these nominees/directors are independent under the listing standards of The Nasdaq Stock Market (“Nasdaq”) except for R. Terry Blakemore as a result of his position as our President and Chief Executive Officer.

The persons named as proxies on the enclosed proxy card were selected by our Board and have advised our Board that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting FOR the election to our Board of Directors of each of our Board’s nominees named above.

Our Board knows of no reason why any nominee for director would be unable to serve as director. If, at the time of the Annual Meeting, any of the named nominees is unable or unwilling to serve as a director, the persons named as proxies intend to vote for such substitute as may be nominated by our Board of Directors.

The following sets forth certain information concerning our Board’s nominees for election to our Board of Directors at the Annual Meeting:

William F. Andrews, 78, was elected as a director of the Company on May 18, 1992. Mr. Andrews currently is Chairman of the Executive Committee of Corrections Corporation of America (private prisons), Chairman of Katy Industries, Inc. (diversified manufacturing company) and Chairman of SVP Holdings Limited (Singer sewing machines). He has been a principal with Kohlberg & Co., a private investment company, since 1995. He is also a director of Corrections Corporation, Katy Industries, O’Charley’s, Inc. and Trex Company, Inc., all publicly-held companies.

Qualifications:  Mr. Andrews has been a director of the Company for over 18 years and provides the Board with his vast knowledge and experience of the Company. He is a respected business leader with a diverse business background, bringing to the board multiple perspectives, including those of an investor and an executive. Mr. Andrews has served on the boards of over twenty (20) public and private companies and has been the Chairman of seven public companies, currently serving as Chairman for two (2) public companies. Additionally, Mr. Andrews’ service as a chief executive officer of other publicly-traded companies and in leadership roles on public company boards has resulted in valuable experience in the processes and policies needed to effectively govern a publicly-traded enterprise.

R. Terry Blakemore, 53, was selected to be a director of the Company on October 13, 2007 and was named as President and Chief Executive Officer of the Company on the same date. He was elected as a director by our stockholders on August 12, 2008. He had served in the capacity of Interim President and Chief Executive Officer of the Company from May 21, 2007. Previously, on May 15, 2007, our Board had named Mr. Blakemore a Senior Vice

President of the Company. Prior to becoming a Senior Vice President, Mr. Blakemore served as a manager of business development and, prior thereto, as a manager of the Company’s Voice Services business unit. Mr. Blakemore has been with the Company for 11 years.

Qualifications:  Mr. Blakemore is our Chief Executive Officer and provides the Board with significant insight and direction regarding the strategic development and day-to-day operations of the Company. He also provides the Board with his more than 25 years of experience in the telephony services industry, the Company’s primary services offering. Mr. Blakemore serves as a key liaison between the Board and key Company management and facilitates the implementation of the Board’s strategic decisions.

Richard L. Crouch, 63, was elected as a director of the Company on August 10, 2004. Mr. Crouch was a General Partner with the firm of PricewaterhouseCoopers LLP from 1979 to 2004, having served as an Audit Partner principally assigned to public companies. He served in various capacities for the firm, including service as a regional accounting, auditing and Securities and Exchange Commission (“SEC”) services consultant. He retired from the firm on July 2, 2004.

Qualifications:  Mr. Crouch adds significant financial reporting and management expertise as a result of his more than 25 years of experience with a large public accounting firm which provided him with exposure to and interaction with a variety of industries and companies. He is one of our audit committee financial experts. His tenure as an SEC services consultant for PricewaterhouseCoopers LLP gives Mr. Crouch first-hand insight into the financial reporting and disclosure obligations of the Company, which is a vitally important qualification for service on our Board.

Thomas W. Golonski, 67, was selected to be a director of the Company on February 11, 2003 and was elected by our stockholders on August 12, 2003. Mr. Golonski served as Chairman, President and Chief Executive Officer of National City Bank of Pennsylvania and Executive Vice President of National City Corporation from 1996 to 2005. He retired from National City in 2005. Mr. Golonski is a director of several educational and health care organizations and active in other charitable organizations.

Qualifications:  In Mr. Golonski’s 18 years as the top executive for National City Bank, he was directly responsible for all management functions including human resources, financial and strategic planning and board development. He also has substantial experience in organizational governance issues gained during his tenure on the boards of directors of a university and two regional hospitals. He adds significantly to the collective financial, operational and strategic planning expertise of our Board.

Thomas G. Greig, 62, was elected as a director of the Company on August 10, 1999 and appointed as non-executive Chairman of the Board in May 2004. Mr. Greig has been a Managing Director of Liberty Capital Partners, a private equity partnership, since 1998. He is also a director of publicly-held Rudolph Technologies, Inc., a number of privately-held companies and a public, not-for-profit foundation.

Qualifications:  Mr. Greig brings 37 years of financial experience to our Board. His career has included 25 years in a corporate finance environment and 12 years of investment management and private equity experience. He has served as an audit committee member for numerous companies, both privately-held and public, and a public not-for-profit foundation. As a result, he has significant expertise and insight into finance and corporate governance issues that are invaluable to our Board.

William H. Hernandez, 62, was elected as a director of the Company on December 3, 2009. Mr. Hernandez was the Senior Vice President, Finance and Chief Financial Officer of PPG Industries, Inc. (“PPG”) from 1995 until October 15, 2009. Prior to assuming those duties in 1995, Mr. Hernandez served as PPG’s Controller from 1990 to 1994 and as Vice President and Controller from 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg-Warner Corporation. Mr. Hernandez is also a Certified Management Accountant. Mr. Hernandez is a director of USG Corporation and Eastman Kodak Company.

Qualifications:  Mr. Hernandez contributes to the Board’s broad experience in corporate finance, risk management, operations, mergers and acquisitions, strategic planning and executive compensation. In particular, Mr. Hernandez is highly qualified in the fields of accounting, internal controls, investor relations and economics, all of which contribute to effective service on the Board and its committees. Mr. Hernandez serves on the boards of other public companies through which he has gained additional experience in risk management and corporate governance.

Edward A. Nicholson, Ph.D., 70, was elected as a director of the Company on August 10, 2004. Dr. Nicholson served as President of Robert Morris University from 1989 to 2005 and is presently a Professor of Management at Robert Morris University. He has served a number of businesses and government agencies as a consultant in the areas of long-range planning, organization design and labor relations. He is also a director of Brentwood Bank and several regional economic, charitable and cultural organizations.

Qualifications:  Dr. Nicholson brings to our Board a broad range of academic, business and government experience. As president of Robert Morris University, Dr. Nicholson was directly responsible for all management functions of the university. His experience as a consultant in the areas of long-range planning, organization design and labor relations, as well as his service as a director of many organizations, provide valuable insights to our Board.

Our Board of Directors unanimously recommends that our stockholders vote FOR each of our Board’s nominees for election to our Board.

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

In May 2010, the Audit Committee of our Board (“Audit Committee”) appointed BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm for Fiscal 2011. As a sound governance matter, our Audit Committee has determined to submit the appointment to our stockholders for ratification at the Annual Meeting.

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting is required for the ratification by our stockholders of such appointment. Unless otherwise directed by our stockholders, proxies will be voted FOR the ratification of the appointment of BDO as our independent registered public accounting firm for Fiscal 2011. In the event that this appointment is not ratified by the stockholders, our Audit Committee will consider this vote in determining its future appointment of our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in our and our stockholders’ best interests.

A representative of BDO is expected to be present at the Annual Meeting, will not be making a statement but will be available to respond to appropriate questions.

Our Board of Directors unanimously recommends that our stockholders vote FOR approval of Proposal 2.

BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

Our Board of Directors held six (6) meetings during the fiscal year ended March 31, 2010 (“Fiscal 2010”). During Fiscal 2010, each director attended not fewer than seventy-five percent (75%) of the meetings of our Board and each committee on which such director served during the period in which such director served on our Board. Executive sessions of the non-employee members of our Board are scheduled for each regular Board meeting and many committee meetings and many regular Board meetings and certain committee meetings include such an executive session.

Stockholders can communicate with our Board or individual directors by writing to the Company’s Secretary at: Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055. Our Board believes that our annual meetings also are appropriate for stockholder communications with our Board. Our Board strongly encourages board member attendance at all meetings, including annual meetings with stockholders. With the exception of Mr. Hernandez, who was appointed as a director in December 2009, all current directors attended the annual meeting of stockholders held in August 2009.

Board Leadership Structure and Role in Oversight of Risk Management

We have separate Chief Executive Officer and Chairman of the Board of Directors positions. Our Board believes this is currently the most appropriate structure for us because it allows each person to focus on their respective roles. Mr. Blakemore, as Chief Executive Officer, can focus on the strategic direction of the Company and the day-to-day leadership and performance of the Company, while Mr. Greig, as Chairman of our Board of Directors, focuses on providing guidance to the Chief Executive Officer and presiding over meetings of the full Board. Our Board has adopted a resolution that the Chairman of the Board shall be an independent director under the applicable SEC and Nasdaq rules. Our Board believes this leadership structure has enhanced our Board’s oversight of, and independence from, Company management, the ability of our Board to carry out its roles and responsibilities on behalf of our stockholders and our overall corporate governance compared to our prior combined Chairman/Chief Executive Officer leadership structure.

Company management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. No single Board committee, however, is responsible for overall risk oversight. Rather, each Board committee identifies and assesses Company risk, as appropriate, within its given area of responsibility, and any such identified risk is reported to the full Board as part of the governance process. Our internal audit department conducts an annual risk assessment to identify the most significant risks to which we are subject. The results of this assessment are compiled and reported to our Audit Committee and internal audit makes recommendations regarding remedial actions where necessary. Our Audit Committee subsequently reports the results of the assessment, as well as any remediation of the material risks identified in the risk assessment, to our Board.

Our Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee of the Board (“Compensation Committee”), the Nominating Committee and the Governance Committee of the Board (“Governance Committee”).

Audit Committee

Our Audit Committee consists of Mr. Richard L. Crouch, as chair, Mr. Thomas G. Greig and Mr. William H. Hernandez. Mr. Hernandez joined our Board and Audit Committee in December 2009 and, in connection therewith, Mr. Thomas W. Golonski’s service on our Audit Committee concluded. Each member of this committee is independent under Nasdaq’s listing standards for audit committee members.

Our Audit Committee’s duties include:

•	sole authority and direct responsibility over the selection (subject to stockholder ratification if the committee so elects) of our independent registered public accounting firm
•	evaluation, retention and replacement of our independent registered public accounting firm

•	responsibility for determining the compensation and other terms of engagement of such independent auditors

Our Audit Committee has such other duties and responsibilities as are set forth in its written charter adopted by our Board, a copy of which is posted in the “About – Investor Relations – Corporate Governance” section of our Web site at http://www.blackbox.com. These other duties and responsibilities include pre-approval of all audit services and permitted non-audit services, oversight of the independent auditors, review of financial statements and SEC filings, review of the lead audit partner, review of the auditors’ independence, discussions with the auditors regarding the planning and scope of the audit, discussions regarding our internal controls over financial reporting and the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing and the confidentiality thereof. Our Audit Committee has delegated authority for pre-approval of audit services and permitted non-audit services to its chair, subject to subsequent ratification of such pre-approval at the next subsequent regular meeting of our Audit Committee.

All services performed by BDO during Fiscal 2010 were either approved by our Audit Committee or approved by our Audit Committee chair, and later ratified by our Audit Committee, prior to the performance of such services.

Our Board has determined that all of the members of our Audit Committee, Messrs. Crouch, Greig and Hernandez, qualify as audit committee financial experts within the meaning of SEC regulations and that they have the requisite level of financial sophistication required under Nasdaq’s listing standards. Our Board has also determined that Messrs. Crouch, Greig and Hernandez are independent within the meaning of SEC regulations.

Our Audit Committee met nine (9) times in Fiscal 2010.

Compensation Committee

Our Compensation Committee consists of Mr. Thomas W. Golonski, as chair, Mr. William F. Andrews and Edward A. Nicholson, Ph.D. Each member of this committee is independent under Nasdaq’s listing standards.

Our Compensation Committee’s duties include:

•	reviewing and recommending to our Board the total compensation of our executive officers
•	administering our stock option plans and our long-term incentive plan

Our Compensation Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About – Investor Relations – Corporate Governance” section of our Web site. For a description of our Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

During the fiscal year ended March 31, 2008 (“Fiscal 2008”), our Compensation Committee engaged Towers, Perrin, Forster & Crosby, Inc., now Towers Watson & Co. (“Towers Watson”), as its independent consultants, to develop an information base including an understanding of our strategic objectives and executive compensation preferences to serve as the basis for identifying appropriate executive long-term compensation incentives, conduct analytics on the current stock option program to determine the feasibility of future grants, identify possible efficiencies in stock option grant practice and valuation approach, understand and identify alternative long-term incentive vehicle(s) for executives and develop a strawmodel long-term incentive design for executives based on preferences identified during design team meetings. In connection with such services, Towers Watson assisted in the identification of the peer groups listed below in the “Compensation Discussion and Analysis” section of this proxy statement. Towers Watson also was engaged by our Compensation Committee to assist in the development of the 2008 Long-Term Incentive Plan (the “Incentive Plan”), which was approved by our stockholders at the annual meeting of stockholders held in August 2008. During the fiscal year ended March 31, 2009 (“Fiscal 2009”), Fiscal 2010 and Fiscal 2011, our Compensation Committee continued its engagement of Towers Watson to assist in the further development of our executive compensation programs. Such services included (i) providing a competitive assessment of the total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity) for our named executive officers and other key employees; (ii) providing an assessment of the appropriateness of incentive plan targets; (iii) advising our Compensation Committee regarding design changes to compensatory programs and the development of new programs based on the Company’s strategic goals, competitive assessment and regulatory changes; (iv) a review of management’s proposals on behalf of our Compensation Committee; (v) an analysis of the Company’s share utilization for equity-based compensation in view of institutional investor guidelines; (vi) informing our Compensation Committee of emerging trends in executive compensation; (vii) advising on stock ownership or retention guidelines for our named executive officers; and (viii) the other services described below in the “Compensation Discussion and Analysis” section of this proxy statement, including assisting our Compensation Committee in conducting a risk assessment regarding our compensation practices and policies. The scope of services of any executive compensation consultants is approved by our Compensation Committee or its chair. During Fiscal 2010, Towers Watson performed no other services for the Company except to assist us with the valuation of our Fiscal 2010 Performance Awards (as defined below).

Our Compensation Committee met five (5) times in Fiscal 2010.

Nominating Committee

Our Nominating Committee consists of Edward A. Nicholson, Ph.D., as chair, Mr. Richard L. Crouch and Mr. Thomas G. Greig. Each member of this committee is independent under Nasdaq’s listing standards.

Our Nominating Committee’s duties include:

•	identifying and evaluating potential candidates for any Board vacancies, including any individuals recommended by committee members, other Board members, management or our current stockholders or identified by third-party executive search firms
•	recommending to our Board individuals to be nominated for election as directors by stockholders at our annual meeting
•	recommending to our Board, from time to time, individuals to be elected by it to fill Board vacancies

This committee considers the independence, experience relative to our business and the needs of our Board, diversity and the ability to represent our stockholders in evaluating potential nominees. Potential Board members should show a willingness to fully participate in Board meetings, a proven track record of career accomplishments, the ability to make sound judgments and leadership qualities. Although the Company does not have a specific diversity policy as it relates to the evaluation of potential Board members, the Nominating Committee charter provides that the Nominating Committee is to consider diversity when evaluating candidates. Accordingly, the Nominating Committee strives to identify potential Board members with a diverse array of talents, backgrounds and perspectives.

It is our Nominating Committee’s policy to consider stockholder proposals for nominees for election as directors that are nominated in accordance with our Certificate of Incorporation and our By-laws, and other applicable laws, including the rules and regulations of the SEC and any stock market on which our stock is listed for trading or quotation. Generally, such recommendations made by a stockholder entitled to notice of, and to vote at, the meeting at which such proposed nominee is to be considered are required to be written and received by the Secretary of the Company within a prescribed time period prior to the annual or special meeting. See the “Stockholder Nominations and Proposals” section of this proxy statement for a description of the procedures to be followed in order to submit a recommendation for a nominee.

Our Nominating Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About – Investor Relations – Corporate Governance” section of our Web site.

Our Nominating Committee met four (4) times in Fiscal 2010.

Governance Committee

Our Governance Committee consists of Mr. William F. Andrews, as chair, Mr. Thomas W. Golonski and Mr. William H. Hernandez. Mr. Hernandez joined our Board and Governance Committee in December 2009 and, in connection therewith, Mr. Thomas G. Greig’s service on our Governance Committee concluded. Each member of this committee is independent under Nasdaq’s listing standards.

Our Governance Committee’s duties include:

•	responsibility for reviewing, on an ongoing basis, the corporate governance practices and principles established and implemented by our Board and management
•	monitoring trends and regulatory requirements in corporate governance and recommending to our Board any changes in our corporate governance practices and functions based upon such trends and regulatory requirements
•	performing an annual evaluation of the objectives and performance of the members of our Board in connection with its review of the compensation paid to Board members
•	overseeing management’s continuity planning process and advising the Board regarding management’s succession planning

Director compensation historically had been determined based on the collective experience and knowledge of the members of our Governance Committee. During Fiscal 2009 and Fiscal 2010, and continuing in Fiscal 2011, our Governance Committee engaged Towers Watson to provide information regarding competitive director compensation data, including identification of an appropriate peer group for comparison purposes, an analysis of director compensation levels and compensation vehicles and programs and market-competitive compensation data. In Fiscal 2010, Towers Watson also advised on stock ownership or retention guidelines for our non-employee directors.

Our Governance Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About – Investor Relations – Corporate Governance” section of our Web site.

Our Governance Committee met four (4) times in Fiscal 2010.

LITIGATION INVOLVING DIRECTORS AND OFFICERS

In November 2006, two stockholder derivative lawsuits were filed against the Company itself, as a nominal defendant, and several of our current and former officers and directors, including Michael McAndrew, Francis Wertheimber, William F. Andrews and Thomas G. Greig, in the United States District Court for the Western District of Pennsylvania (the “District Court”). The two complaints were substantially identical and contained allegations regarding and related to backdated stock options. The two lawsuits were consolidated into a single action as In re Black Box Corporation Derivative Litigation, Master File No. 2:06-CV-1531-JFC, and plaintiffs filed an amended consolidated shareholder derivative complaint on August 31, 2007. During the second quarter of Fiscal 2010, the Company recorded expense of $3,992,000 in connection with an agreement in principle for settlement of this action and related matters arising out of the Company’s review of its historical stock option practices. During the third quarter of Fiscal 2010, certain of the parties to this action and certain insurers entered into a Memorandum of Understanding regarding this settlement. On January 22, 2010, the parties to this action and certain insurers executed a Stipulation of Compromise and Settlement (the “Stipulation”) and the parties to the action executed a Joint Motion for Preliminary and Final Approval of Proposed Settlement (the “Joint Motion”), and such documents were filed with the District Court. On January 27, 2010, the District Court entered an order preliminarily approving the proposed settlement and setting forth a process and scheduling a hearing for consideration of final approval of the proposed settlement (the “Preliminary Order”). Pursuant to the Preliminary Order, on February 1, 2010, the Company filed with the SEC a Current Report on Form 8-K regarding the proposed settlement and filed, as exhibits to such Form 8-K, the Joint Motion, the Stipulation, the Preliminary Order, a Notice of Proposed Settlement of Derivative Action and of Settlement Hearing (the “Notice”) and a proposed Order of Dismissal and Judgment. Also on February 1, 2010, the Company issued a press release including the Notice. On March 19, 2010, the District Court approved the settlement and executed an Order of Dismissal and Judgment. On April 20, 2010, no party having appealed the District Court’s Order of Dismissal and Judgment, the matter concluded. Thereafter, the Company received and paid the amounts due to and from it in accordance with the Stipulation.

POLICIES AND PROCEDURES RELATED TO THE APPROVAL
OF TRANSACTIONS WITH RELATED PERSONS

Our policies and procedures for review, approval or ratification of transactions with related persons are not contained in a single policy or procedure; instead, relevant aspects of such program are drawn from various corporate documents. Most importantly, our Audit Committee’s charter provides that our Audit Committee must review and, if appropriate, approve or ratify all transactions between us and any related persons.

Our Standards of Business Conduct require that all of our and our subsidiaries’ directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, our Code of Ethics provides that each of our and our subsidiaries’ directors, officers and employees must openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and our interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, our Chief Financial Officer or our General Counsel. Our Chief Financial Officer and our General Counsel make reports to our Audit Committee, pursuant to the terms of its charter, regarding compliance with our Code of Ethics. Further, our Chief Financial Officer makes reports to our Audit Committee with respect to proposed related-party transactions for which that committee’s approval would be required.

We did not participate in any transactions with related persons during Fiscal 2010 and there are no currently-proposed transactions with related persons.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation of our non-employee directors in Fiscal 2010:

DIRECTOR COMPENSATION – FISCAL 2010

Name(1)	Fees Earned	Stock	Total
	or Paid	Awards(4)(5)(6)	($)
	in Cash(2)(3)	($)
	($)

William F. Andrews	59,000	99,330	158,330

Richard L. Crouch	77,500	99,330	176,830

Thomas W. Golonski	71,375	99,330	170,705

Thomas G. Greig	136,750	99,330	236,080

William H. Hernandez(7)	18,058	—	18,058

Edward A. Nicholson, Ph.D.	59,000	99,330	158,330

(1)	R. Terry Blakemore was a director during Fiscal 2010. The compensation received by Mr. Blakemore for Fiscal 2010 is reported in the “Summary Compensation Table – Fiscal 2010, Fiscal 2009 and Fiscal 2008” and other tables in this proxy statement. He did not receive any additional compensation in connection with his service on our Board.

(2)	For Fiscal 2010, each non-employee director received an annual fee of $35,000, paid quarterly. Our non-executive Chairman of the Board also received an annual fee of $75,000, paid quarterly. Our Audit Committee chair received an annual fee of $15,000, paid quarterly. The chairperson of our Compensation Committee received an annual fee of $7,500, paid quarterly. The chairperson of each of our Nominating Committee and Governance Committee received an annual fee of $5,000, paid quarterly. In May 2010, the annual fee for the chairperson of our Compensation Committee was increased to $15,000, paid quarterly. No other changes were made to the fees to be paid to our non-employee directors as of the date of this proxy statement.

(3)	For each Board meeting attended in person, each director received a fee of $2,000 and a fee of $1,000 for each Board meeting attended by telephone. Audit Committee members received a fee of $1,500 for each meeting of the committee attended in person or by telephone during Fiscal 2010. Members of our Compensation Committee, Governance Committee and Nominating Committee received a fee of $1,000 for each meeting of the respective committee attended in person or by telephone during Fiscal 2010. These fees remain in effect as of the date of this proxy statement.

(4)	These restricted stock unit awards were granted under the Incentive Plan. As of March 31, 2010, there were 1,712,595 shares of Common Stock available for issuance under the Incentive Plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events).

(5)	The values in this column are based on the aggregate grant date fair values of these awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. In May 2009, each of our non-employee directors received a grant of restricted stock units for 3,000 shares of our Common Stock, vesting immediately upon grant. In May 2010, our Compensation Committee approved, based on the recommendation of our Governance Committee after its review of information provided by its compensation consultants, and after Board approval, a grant of restricted stock units for 3,000 shares of our Common Stock, vesting immediately upon grant, for each of our non-employee directors. Such grant was consistent with the recommendation of the compensation consultants.

(6)	The following table sets forth the outstanding stock options, both exercisable and unexercisable, held by each non-employee director as of March 31, 2010:

Outstanding
Name	Options
(#)

William F. Andrews	47,002

Richard L. Crouch	26,000

Thomas W. Golonski	37,000

Thomas G. Greig	47,002

William H. Hernandez	—

Edward A. Nicholson, Ph.D.	26,000

(7)	Mr. Hernandez was not appointed as a director until December 3, 2009 and did not receive a grant of restricted stock units in Fiscal 2010. The amount of the annual retainer paid to Mr. Hernandez was pro-rated to December 3, 2009.

To further achieve the objective of more closely aligning the interests of our non-employee directors with those of our stockholders, upon the recommendation of our Governance Committee after discussions with our Governance Committee’s compensation consultants, our Board has adopted stock retention guidelines for our non-employee directors requiring them to hold, until retirement, but subject to diversification at age 60, 50% of the net, after-tax shares of Common Stock issued to them pursuant to performance share awards and restricted stock awards/units.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of Our Compensation Committee and Our Compensation Philosophy

Our Compensation Committee evaluates and recommends to our Board our compensation philosophy and practices and is charged with administering our compensation program for our named executive officers: R. Terry Blakemore, our President and Chief Executive Officer; Michael McAndrew, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary; and Francis W. Wertheimber, our Senior Vice President.

Our Compensation Committee believes that the total executive compensation package paid to our named executive officers should be designed to pay-for-performance by rewarding the achievement of our short- and long-range goals, recognizing individual executive performance and contributions and promoting increased value creation for our stockholders.

Objectives of Our Compensation Program

In line with our philosophy, our Compensation Committee has developed the following objectives for our compensation program which are to:

•	attract, develop and retain high quality executives to manage and grow our business
•	link a significant portion of an executive’s pay to the performance of the organization through the use of at-risk performance-based compensation

Our compensation program rewards our named executive officers and other key employees for:

•	outstanding contributions to the achievement of our goals and overall success, particularly growth in stock price, annual profits and cash flow
•	successful completion of acquisitions of targeted companies and their integration into the Company

Components of Our Executive Compensation Program

Our Compensation Committee has designed a compensation package that includes the following elements positioned against the competitive market as follows:

•	base salary positioned below the market median
•	annual cash bonus opportunity positioned modestly above the market median
•	long-term incentive values positioned modestly above the market median

In designing our compensation program, our Compensation Committee, in line with our pay-for-performance philosophy, has historically placed more emphasis upon at-risk, variable compensation in the form of annual performance cash bonuses and/or grants of stock options. Our Compensation Committee’s and Board’s philosophy has been to approve below-market base salaries and modestly above-market incentive compensation for our named executive officers. Our Compensation Committee’s goal is to deliver total compensation to our named executive officers (base salary plus annual cash bonus plus long-term incentives) modestly above the market median with a focus on performance-based incentives.

Throughout Fiscal 2008 and the first quarter of Fiscal 2009, our Compensation Committee extensively re-evaluated the nature and structure of our executive compensation program and the relative mix of cash and equity incentives to be awarded to our named executive officers and other key employees. In connection with this evaluation, our Compensation Committee retained the services of outside compensation consultants to assist with a review of peer and broad market executive compensation data and to help us determine how our executive compensation program, given our philosophy and culture, should be structured to achieve our objectives. The structure of our executive program that was established for Fiscal 2009, providing for a base salary, an annual cash incentive and a long-term incentive, provided the foundation for the executive compensation decisions made for Fiscal 2010 and Fiscal 2011 described below, which decisions were consistent with the structure established in Fiscal 2009.

Overview of Annual Setting of Executive Compensation

Historically, our practices were that the Chief Executive Officer met with our Compensation Committee and made recommendations to the committee regarding each element of compensation to be paid to our named executive officers (other than our Chief Executive Officer) and other key employees. The Chief Executive Officer’s recommendations were based upon the individual’s performance in the prior fiscal year, the individual’s experience, the requirements of the position and the individual’s relative ability to impact our overall success. Our Compensation Committee considered our Chief Executive Officer’s recommendations and further used the committee members’ collective knowledge of industry and market pay practices of similarly-situated executives as well as our overall compensation philosophy in connection with developing its recommendation to our Board, for the Board’s review, discussion and approval, regarding each component of compensation paid to our named executive officers and other key employees. In the case of our Chief Executive Officer, our Compensation Committee reviewed the Chief Executive Officer’s performance in the prior fiscal year, experience and impact on our overall success, and used the committee members’ collective knowledge of industry and market pay practices regarding chief executive officer compensation and made recommendations regarding each element of his compensation to our Board for review, discussion and approval.

Beginning in Fiscal 2008, our Compensation Committee sought the advice of outside compensation consultants to assist it with collecting and reviewing information regarding the executive compensation programs of a selected group of peer companies (which are listed below) and to provide it with more general survey data regarding executive compensation practices for Fiscal 2009 and beyond. The role of the outside compensation consultants in our executive compensation processes and procedures is described under “Board of Directors and Certain Board Committees – Compensation Committee.” Our Chief Executive Officer and our Chief Financial Officer also consult with our Compensation Committee regarding each element of our executive compensation program. At our Compensation Committee’s request, these executives provide recommendations to our Compensation Committee related to appropriate financial performance metrics and goals for the Company to align compensatory programs with our overall business strategy. Our Compensation Committee also reviews with our Chief Executive Officer each element of compensation to be paid to our named executive officers (other than our Chief Executive Officer) and other key employees. Our Compensation Committee reviews survey data provided by our compensation consultants and management’s recommendations, along with the committee members’ collective knowledge of industry and market pay practices of similarly-situated executives and our overall compensation philosophy, in connection with determining its executive compensation recommendations for each executive officer. At certain of its meetings, the Compensation Committee holds executive sessions, which exclude management and, subject to the Compensation Committee’s discretion, include its independent consultants. Our Compensation Committee then submits its recommendations to our Board for review and approval.

We do not have a policy of reducing awards based upon the amounts realized from prior compensation. Our Compensation Committee believes that the intended value of an award on its grant date reflects both the possible upside and the possible downside of any such award. Likewise, we do not have a policy of increasing awards based upon amounts not realized from prior compensation awards.

Summary of Fiscal 2010 Executive Compensation Decisions

The following is a summary of significant compensation decisions that were made in Fiscal 2010.

As noted above, in Fiscal 2009, our Compensation Committee, with the assistance of its outside compensation consultants, extensively re-evaluated the nature and structure of our executive compensation program and the relative mix of cash and equity incentives to be awarded to our named executive officers and other key employees. Compensation decisions with respect to Fiscal 2010 continued the program that began in Fiscal 2009; however, in Fiscal 2010, our Compensation Committee had the ability to make a variety of equity and cash awards that could have tax advantages to the Company under the Incentive Plan approved by our stockholders in August 2008. With the Incentive Plan, our Compensation Committee could now choose from equity incentive awards which most appropriately fit with our compensation philosophy, achieve our corporate objectives with the executive compensation program, provide flexibility to use performance metrics outside of stock price, provide awards that are competitive to attract and retain executive talent relative to our peers, align our compensation practices with market trends and provide tax efficiencies.

Similar to Fiscal 2009, in making Fiscal 2010 compensation decisions relating to our named executive officers, our Compensation Committee considered our executive compensation philosophy of paying below-market base salaries and modestly above-market incentive compensation. Following confirmation from our compensation consultants that the data utilized in Fiscal 2009 remained relevant, our Compensation Committee reviewed the same peer group and survey data developed in Fiscal 2009 (which peer group is listed below) relating to these positions to develop overall compensatory arrangements for these executives. Our Compensation Committee also reviewed management’s recommendations related to appropriate financial performance metrics and goals for the Company to align compensatory programs with our overall business strategy. Our Compensation Committee considered summary information of the total compensation paid to our named executive officers during the prior four (4) fiscal years and summary data of each named executive officer’s stock options position. Our Compensation Committee discussed with our Chief Executive Officer proposals relating to the compensation of our named executive officers (other than the Chief Executive Officer). After discussions with our Chief Executive Officer and the outside compensation consultants, our Compensation Committee recommended to our Board for approval the Fiscal 2010 total direct compensation of the named executive officers, other than for our Chief Executive Officer, described below and, in the case of our Chief Executive Officer, after review of peer group and survey data with the compensation consultants in the absence of our Chief Executive Officer, our Compensation Committee recommended to our Board for approval the Fiscal 2010 total direct compensation of our Chief Executive Officer described below. Our Compensation Committee believes that the incentive compensation of the named executive officers (annual cash bonus and long-term incentive compensation) described below, combined with Fiscal 2010 base salaries, provides for compensation opportunity for each executive above median as compared to similarly-situated executives as reflected in the data provided by the consultants, consistent with our executive compensation philosophy.

The list of peer companies which appears below was developed in Fiscal 2009, after discussions among our Compensation Committee, the compensation consultants and management, for use, along with survey data, to assess whether each of the named executive officers’ compensation (base salary, annual bonus and long-term incentive compensation), as well as their total compensation, was competitive relative to similarly-situated executives. This peer group, also utilized for Fiscal 2010, was composed of the following companies:

Acxiom Corporation	Gartner, Inc.
ADC Telecommunications, Inc.	GTSI Corp.
ARRIS Group, Inc.	ManTech International Corporation
Belden Inc.	MasTec, Inc.
Brocade Communications Systems, Inc.	MAXIMUS, Inc.
CIBER, Inc.	Novell, Inc.
Ciena Corporation	Nu Horizons Electronics Corp.
Cincinnati Bell Inc.	Plantronics, Inc.
CommScope Inc.	Polycom, Inc.
Dycom Industries, Inc.	SAVVIS, Inc.

These companies were selected because of their alignment with criteria presented by our compensation consultants and agreed upon by our Compensation Committee:

•	similarity in industry (competitors for business and talent);
•	size in terms of revenues (approximately one-half to twice our revenues); and
•	financial performance in relation to the Company’s financial performance in terms of market capitalization, total shareholder return, return on capital and profitability.

The outside compensation consultants also presented our Compensation Committee with survey data from consulting firms (Towers Perrin, Mercer Inc. and Watson Wyatt Worldwide, Inc.), which was based on executive-position match, as another means by which our Compensation Committee could assess and judge the compensation paid to our named executive officers. Each of these surveys contains at least 900 company participants, although the number of participants and their company names that provided data for each position varies by position and is not provided by the survey publishers. An assessment of compensation relative to this market data was conducted during Fiscal 2009 but not during Fiscal 2010.

Base Salaries.  Consistent with our philosophy, in Fiscal 2009, our Compensation Committee and Board approved base salaries for our named executive officers, except for our Senior Vice President, which were approximately 10% to 15% below the median base salaries of similarly-situated executives as reflected in the data provided by the compensation consultants. Due to the unique nature of the position of the Senior Vice President, including his status as a local national in Japan, the appropriate base salary for the Senior Vice President was determined by the Committee using its discretion and based on such factors as the individual’s contributions, responsibilities, experience, unique skillset and salary history. The base salaries established in Fiscal 2009 for our named executive officers were $550,000 for our Chief Executive Officer, an increase from $500,000, $315,000 for our Chief Financial Officer, an increase from $250,000, and $265,000 for our Senior Vice President, an increase from $250,000. In Fiscal 2010, a determination was made that the base salaries approved for our named executive officers in Fiscal 2009 were appropriate for Fiscal 2010. Accordingly, no change was made in the base salaries of our named executive officers for Fiscal 2010.

Fiscal 2010 Annual Cash Bonus Program.  At the recommendation of our Compensation Committee, in May 2009, our Board approved an annual cash incentive bonus plan for Fiscal 2010 (the “FY10 Annual Incentive Plan”). The FY10 Annual Incentive Plan was similar to the annual cash incentive plan for Fiscal 2009. The main objective of the FY10 Annual Incentive Plan was to motivate our named executive officers to achieve the Company’s overall operating plan. The performance goals for the FY10 Annual Incentive Plan were as follows:

		FY10 Annual Incentive Plan Performance Goals
	Actual FY10	Actual FY10	Threshold (80%	Target	Maximum (120%
	Annual	Performance as	of Target,		of Target, except
	Incentive	a Percent of	except for		for DSOs)
	Plan	Target Goal	DSOs)
	Performance
Operating Earnings Per Share	$3.08	102%	$2.42	$3.02	$3.62

Adjusted Operating Margin Percentage	10.3%	101%	8.2%	10.2%	12.2%

Adjusted EBITDA ($ in millions)	$106.3	101%	$84.3	$105.4	$126.5

Days Sales Outstanding (“DSOs”)	80	86%(1)	77	70	63

(1)	DSOs of 80 days did not meet the threshold performance level of 77 days, therefore, no payout was earned under this metric.

For the FY10 Annual Incentive Plan, “operating earnings per share” was “operating net income” divided by weighted average common shares outstanding (diluted), with “operating net income” meaning net income plus the Reconciling Items (as defined below); “adjusted operating margin percent” was operating income plus Reconciling Items, divided by total revenues; “adjusted EBITDA” was EBITDA (income before provision for income taxes plus interest, depreciation and amortization) plus Reconciling Items; and “DSOs” was an internal management calculation based on the balances in net accounts receivable, costs in excess of billings and billings in excess of costs at the end of the measurement period. DSOs essentially measures the average number of days for the Company to receive payment after revenue has been recognized. These performance goals were equally weighted. For the FY10 Annual Incentive Plan, “Reconciling Items” were employee severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, costs and expenses associated with the historical stock option granting practices investigation and related matters and certain other identified legal matters, the change in fair value of our interest-rate swap, pension plan funding expenses, the impact of current audits by the Internal Revenue Service and the impact of any goodwill impairment.

Pursuant to the FY10 Annual Incentive Plan design, the achievement of the performance goals at the threshold level would have resulted in a payout of 50% of targeted annual bonus, the achievement of the performance goals at the target level would have resulted in a payout of 100% of targeted annual bonus and the achievement of the performance goals at the maximum level would have resulted in a payout of 150% of targeted annual bonus. The targeted annual bonus award levels under the FY10 Annual Incentive Plan for our named executive officers were as follows: our Chief Executive Officer – 100% of base salary or $550,000; our Chief Financial Officer – 80% of base salary or $252,000; and our Senior Vice President – 50% of base salary or $132,500. This is the cash bonus that the executive would have received if each performance goal was achieved at the target level.

In Fiscal 2010, our operating earnings per share were $3.08(1), or 102% of the target, adjusted operating margin was 10.3%(2), or 101% of the target, our adjusted EBITDA was $106.3 million(3), or 101% of the target, and our DSOs were 80 days(4), or 86% of the target (below the threshold performance level for this metric). In the first quarter of Fiscal 2011, our Compensation Committee met to review our performance under the FY10 Annual Incentive Plan and determined that such performance resulted in a payout under the FY10 Annual Incentive Plan of 78% of each named executive officer’s targeted compensation based on such performance. Our Compensation Committee then recommended to our Board, and our Board approved, the following payouts under our FY10 Annual Incentive Plan: $429,000 to our Chief Executive Officer; $196,560 to our Chief Financial Officer; and $103,350 to our Senior Vice President.

Long-Term Incentive Program – Fiscal 2009.  As previously disclosed, in Fiscal 2008 and Fiscal 2009, as part of its engagement, our outside compensation consultants discussed the Company’s historical compensation practices with key employees, including the named executive officers, and with certain members of our Board. In meetings with the outside compensation consultants, our Compensation Committee and management concluded that our historical reliance on stock options as the sole long-term compensation vehicle had not achieved the desired objectives and had created a mismatch between the perceived and real value of the option program and the accounting expense associated with the program. The consultants further noted that the significant reliance on stock options had resulted in a total rewards program that was below market with grant practices which had been historically inconsistent. Further, the consultants noted that there was a view, based on their interviews of our personnel, that the value of stock options is subject to external forces beyond the control of employees even when we perform well financially. The outside compensation consultants also discussed market trends in long-term compensation mix, including the use of multiple long-term incentive vehicles and the use of full-value shares in the long-term incentive compensation program, and provided our Compensation Committee with an overview of prevalent vehicles. After gaining an understanding of the desired objectives of the long-term incentive program, the consultants recommended the use of different long-term incentive vehicles, including the use of full-value shares in addition to stock options, to better align the program with the desired objectives and to align the program with the performance of the Company from both an internal financial performance perspective and an external shareholder return perspective. The stated objectives of the program are to:

• attract and retain key executives;
• align compensation with shareholder value creation;

   (1) Operating earnings per share of $3.08 was computed as Net income of $34.5 million plus Reconciling Items, after-tax, of $19.6 million, divided by weighted average common shares outstanding (diluted) of approximately 17.5 million.
   (2) Adjusted operating margin of 10.3% was computed as operating income of $63.0 million plus Reconciling Items, pre-tax, of $35.9 million, divided by total revenues of $961.4 million.
   (3) Adjusted EBITDA of $106.3 million was computed as income before provision for income taxes of $54.3 million plus interest of $8.9 million, depreciation and amortization of $22.9 million and Reconciling Items (other than amortization costs already excluded), after tax, of $20.2 million.
   (4) DSOs of 80 days includes “Costs/estimated earnings in excess of billings on uncompleted contracts” and “Billings in excess of costs/estimated earnings on uncompleted contracts” as reflected on our balance sheet at March 31, 2010.

•	build Company ownership among the executive team;
•	create a strong linkage between internal financial performance and the level of compensation provided;
•	manage the shareholder-approved stock plan share reserve efficiently; and
•	maximize the executive’s perceived value of an equity award with financial statement accounting expense.

Our Compensation Committee selected the use of time-vesting restricted stock, stock options and performance share awards to achieve these objectives under the new long-term incentive program.

Based on the limitations of the then existing 1992 Stock Option Plan, as amended (the “Employee Plan”), as the only current stockholder-approved long-term compensation plan for our named executive officers, the compensation consultants recommended, and our Compensation Committee agreed, that the transition of the Company’s new long-term incentive program utilizing other compensation vehicles to supplement the use of stock options should occur over a two-year period. In Fiscal 2009, the long-term incentive program used stock options as the only equity-based compensation vehicle as restricted stock and performance share awards were not available under the Employee Plan. In such discussion, it was contemplated that other long-term incentive compensation vehicles could be utilized in future years, subject to stockholder approval of a plan providing for such compensation vehicles. (Those discussions led to the recommendation from our Compensation Committee and our Board that our stockholders approve the Incentive Plan, and the Incentive Plan was approved by our stockholders at our annual meeting in August 2008.) While the new long-term incentive program (consisting of time-vesting restricted stock, stock options and performance share awards as explained above) would be fully implemented in Fiscal 2010 assuming shareholder approval of the Incentive Plan, our Compensation Committee developed an interim plan for Fiscal 2009 which would utilize a cash-based performance award in lieu of full-value share awards (restricted stock and performance share awards) in addition to stock options.

Accordingly, after discussions among our Compensation Committee, management and the outside compensation consultants, our Compensation Committee recommended and our Board approved an interim Long-Term Incentive Program for Fiscal 2009 (the “FY09 LTIP”). The FY09 LTIP was comprised of a cash performance award representing 60% of the award and a stock option grant representing 40% of the award, which design reflected our Compensation Committee’s view that we needed to use more than one type of long-term incentive vehicle. The cash performance award was to be earned based on the Company’s cumulative adjusted EBITDA for the two fiscal years ending March 31, 2010, and was to be paid out at 50% of the targeted cash award based on achievement of adjusted EBITDA of $198.8 million, or 75% of the adjusted EBITDA target, 100% of the targeted cash award based on achievement of adjusted EBITDA of $265.0 million, or 100% of the adjusted EBITDA target, and 150% of the targeted cash award based on achievement of adjusted EBITDA of $318 million, or 120% of the adjusted EBITDA target. For purposes of the FY09 LTIP, adjusted EBITDA was calculated as EBITDA plus stock-based compensation expense. The Committee believed that adjusted EBITDA, an important measure for evaluating the profitability of the Company, and stock price appreciation, a requirement for success under our stock option awards, appropriately linked our executives’ long-term compensation programs with the creation of stockholder value.

Following Board review and approval, our Compensation Committee made the following awards under the FY09 LTIP to our named executive officers: our Chief Executive Officer – a targeted cash award of $1,200,000 and a stock option grant for 80,000 shares of Common Stock, with an exercise price of $28.93 per share; our Chief Financial Officer – a targeted cash award of $300,000 and a stock option grant for 20,000 shares of Common Stock, with an exercise price of $28.93 per share; and our Senior Vice President – a targeted cash award of $150,000 and a stock option grant for 10,000 shares of Common Stock, with an exercise price of $28.93 per share. The stock options granted pursuant to the FY09 LTIP vest over a three-year period.

As discussed above, in designing the FY10 Annual Incentive Plan, the Compensation Committee identified and approved certain Reconciling Items to be excluded from actual performance when determining the FY10 Annual Incentive Plan payouts. The same Reconciling Items will be utilized to determine the FY10 EBITDA Goal (as defined below). The Compensation Committee determined that these items should be excluded from the financial metrics for the Fiscal 2010 awards since they generally fall outside of the control of Company management and, therefore, do not evidence the operating and financial performance of Company management. However, when the FY09 LTIP cash performance award (the “FY09 LTIP Cash Award”) was approved in May

2008, these Reconciling Items were not identified and, therefore, were not excluded when determining the level of performance in relation to the adjusted EBITDA target for the FY09 LTIP Cash Award.

For the FY09 LTIP Cash Award, which covered the two fiscal years ended March 31, 2010, our cumulative adjusted EBITDA was $196.1 million, or 1% below the $198.8 million threshold level for a 50% payout under this award. That performance resulted in no payout under the FY09 LTIP Cash Award. However, in light of the fact that our performance during that period was 1% below the threshold level for a payout notwithstanding that performance results were reduced by certain expenses whose amount and timing fell outside of the control of Company management, and that similar expenses were approved for exclusion in future plans, the Compensation Committee recommended, and the Board approved, discretionary bonus payments to our named executive officers and the other key, non-executive employees who participated in the FY09 LTIP at the threshold payout level (50% of target) under the FY09 LTIP Cash Award. Such amounts for the named executive officers are set forth in the “Summary Compensation Table – Fiscal 2010, Fiscal 2009 and Fiscal 2008” under the “Bonus” caption for Fiscal 2010. In using its discretion to award these payments, the Compensation Committee also considered a number of other factors such as:

•	that the FY09 LTIP Cash Award was the first long-term award made after the comprehensive re-evaluation of our executive compensation programs and that it was important to evidence to employees that our new executive compensation program was effective to reward performance;
•	that the FY09 LTIP Cash Award may not have been structured to eliminate certain expenses that were not within the control of Company management as compared to the similar award granted in Fiscal 2010 which does include additional exclusions for such purpose and that, with such exclusions, the FY09 LTIP Cash Award would have paid out at between the 52% and the 66% level;
•	that the timing of certain of the costs that impacted the FY09 LTIP Cash Award performance metric arbitrarily occurred during the performance period for the FY09 LTIP Cash Award; and
•	that the FY09 LTIP Cash Award did not qualify for exemption under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore, the payment of a discretionary bonus did not create a tax disadvantage for the Company relative to the FY09 LTIP Cash Award.

Long-Term Incentive Program – Fiscal 2010.  As noted above, the approval by our stockholders of the Incentive Plan in August 2008 provided our Compensation Committee with the ability, for the first time in Fiscal 2010, to make a variety of equity and cash awards which most appropriately fit with our compensation philosophy, achieve our corporate objectives with the executive compensation program, provide awards that are competitive to attract and retain executive talent relative to our peers, align our compensation practices with market trends and provide tax efficiencies. Given the flexibility of the new Incentive Plan, our Compensation Committee discussed with management and the outside compensation consultants various equity-based long-term incentive awards that would be appropriate to achieve our objectives consistent with our compensation philosophy. These objectives for the long-term incentive program include facilitating the achievement of long-range goals, promoting value creation for our stockholders, providing certain long-term incentive that is independent of the Company’s stock price and providing an overall above-median compensation opportunity through the use of above-market long-term compensation along with below-market base salaries. Our Compensation Committee also discussed the overall uncertainty in the general economy, which led to a discussion of the appropriate length of the long-term program and a conclusion that a portion of the long-term incentive should be earned based on Company performance relative to a peer group.

Consistent with the foregoing, after discussions among our Compensation Committee, management and the outside compensation consultants, our Compensation Committee recommended and our Board approved the Long-Term Incentive Program for Fiscal 2010 (the “FY10 LTIP”) which included the use of performance share awards that measure performance for the two fiscal years ending March 31, 2011. Our Compensation Committee’s intent was to measure performance over a three-year period; however, given the uncertainty in the economy and its impact on establishing long-term goals, our Compensation Committee decided to measure performance over a two-year period for FY10 LTIP performance share awards. The FY10 LTIP was comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and a performance share award (the “Performance Award”) representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock. Since the number of shares payable under the Performance Award was determined as of the date of grant, the named executive officers are at risk for market changes in the value of Common Stock during the performance period which will affect the value of the Performance Award.

Similar to stock options granted in prior years, the restricted stock units and stock options granted pursuant to the FY10 LTIP will vest in equal increments over three years. The payout on the Performance Awards will be based on (i) the Company’s performance relative to a cumulative adjusted EBITDA goal (the “FY10 EBITDA Goal”) and (ii) the Company’s total shareholder return (“TSR”) relative to the peer group of companies listed in “– Summary of Fiscal 2010 Executive Compensation Decisions” above. These two (2) performance goals will be equally weighted. As a result, for purposes of determining the payout of the Performance Awards: (A) the achievement of 75% of the FY10 EBITDA Goal will result in a payout of 25% of the targeted Performance Award, the achievement of 100% of the FY10 EBITDA Goal will result in a payout of 50% of the targeted Performance Award and the achievement of 120% of the FY10 EBITDA Goal will result in a payout of 75% of the targeted Performance Award; and (B) the ranking of the Company’s TSR in the 25th percentile of the peer group’s TSR will result in a payout of 25% of the targeted Performance Award, the ranking of the Company’s TSR at the median level of performance of the Company’s TSR as compared to the peer group’s TSR will result in a payout of 50% of the targeted Performance Award and the ranking of the Company’s TSR in the 75th percentile of the peer group’s TSR will result in a payout of 75% of the targeted Performance Award.

Following Board review and approval, our Compensation Committee approved the following awards under the FY10 LTIP to our named executive officers: our Chief Executive Officer received a restricted stock unit award of 16,000 shares of Common Stock, a stock option grant for 67,000 shares of Common Stock and a Performance Award of 40,000 shares of Common Stock; our Chief Financial Officer received a restricted stock unit award of 4,000 shares of Common Stock, a stock option grant for 17,000 shares of Common Stock and a Performance Award of 10,000 shares of Common Stock; and our Senior Vice President received a restricted stock unit award of 2,000 shares of Common Stock, a stock option grant for 8,000 shares of Common Stock and a Performance Award of 5,000 shares of Common Stock. Key, non-executive employees are also participating in the FY10 LTIP generally on the same relative basis as the named executive officers. Our Compensation Committee also discussed the timing of these awards and determined that the grant date should be after the Company’s earnings release regarding its Fiscal 2009 financial results. Accordingly, all such awards were granted on May 26, 2009. The stock options were granted with an exercise price of $33.11 per share, the fair market value of Common Stock on the grant date.

The FY10 EBITDA Goal for the Performance Award is likely to be achieved at 75% of target, is challenging but achievable at 100% of target (but will require successful implementation of our mergers & acquisitions program) and is remotely achievable at 120% of target.

Description of Compensation Practices and Policies for Fiscal 2011

As noted above, in Fiscal 2009, our Compensation Committee, with the assistance of its outside compensation consultants, extensively re-evaluated the nature and structure of our executive compensation program and the relative mix of cash and equity incentives to be awarded to our named executive officers and other key employees. Compensation decisions with respect to Fiscal 2011 continued the program that began in Fiscal 2009, as modified in Fiscal 2010 when our Compensation Committee had the ability to make a variety of equity and cash awards that have tax advantages to the Company under the Incentive Plan approved by the Company’s stockholders in August 2008.

In connection with our Fiscal 2011 compensation decisions, our Compensation Committee engaged our outside compensation consultants to undertake a comprehensive market assessment to provide our Compensation Committee with context and market insights for making compensation decisions. Such a review was last undertaken in connection with our Fiscal 2009 compensation decisions. This review included a discussion of current market trends in executive compensation.

Similar to the decision-making process for Fiscal 2010, in making Fiscal 2011 compensation decisions relating to our named executive officers, our Compensation Committee considered our executive compensation philosophy of paying below-market base salaries and modestly above-market incentive compensation. In connection with its comprehensive review, our compensation consultants reviewed our prior compensation decisions and advised our Compensation Committee that our executive compensation decisions were aligned with this compensation philosophy.

For the Fiscal 2011 compensation decisions, our Compensation Committee reviewed peer group and survey data developed in Fiscal 2011 by our compensation consultants at the request of our Compensation Committee. The peer group was the same as the peer group utilized in Fiscal 2009 and Fiscal 2010 (which peer group is listed in “– Summary of Fiscal 2010 Executive Compensation Decisions” above) except that Brocade Communications Systems, Inc. and ManTech International Corporation were removed from the peer group for Fiscal 2011 (the “Fiscal 2011 Peer Group”) as a result of their significant growth from acquisitions. Our compensation consultants presented this data to the Compensation Committee in relation to the positions held by our named executive officers to develop overall compensatory arrangements for these executives. With respect to our Chief Financial Officer, consideration also was given to the fact that our Chief Financial Officer also performs some functions that are comparable to a chief operating officer. Our Compensation Committee also reviewed management’s recommendations related to appropriate financial performance metrics and goals for the Company to align compensatory programs with our overall business strategy. Our Compensation Committee considered summary information of the total compensation paid to our named executive officers during the prior five (5) fiscal years and summary data of each named executive officer’s stock options position. Our Compensation Committee discussed with our Chief Executive Officer proposals relating to the compensation of our named executive officers (other than the Chief Executive Officer). After discussions with our Chief Executive Officer and the outside compensation consultants, our Compensation Committee recommended to our Board for approval the Fiscal 2011 total direct compensation of the named executive officers, other than for our Chief Executive Officer, described below and, in the case of our Chief Executive Officer, after review of peer group and survey data with the compensation consultants in the absence of our Chief Executive Officer, our Compensation Committee recommended to our Board for approval the Fiscal 2011 total direct compensation of our Chief Executive Officer described below. Our Compensation Committee believes that the incentive compensation of the named executive officers (annual cash bonus and long-term incentive compensation) described below, combined with Fiscal 2011 base salaries, provides for compensation opportunity for each executive above median as compared to similarly-situated executives as reflected in the data provided by the consultants, consistent with our executive compensation philosophy.

Base Salaries.  A review was conducted of our named executive officers’ base salaries in light of their performance and the survey and peer group data presented by our compensation consultants and our compensation philosophy to pay below-market base salaries. This review revealed that, relative to the survey data, the base salary for the Chief Executive Officer was positioned 18% below the market median, the base salary for the Chief Financial Officer was positioned 13% below the market median and the base salary for the Senior Vice President was positioned 17% below the market median. A determination was made, based on such review, that the base salaries for our Chief Executive Officer and our Chief Financial Officer (especially since our Chief Financial Officer also performs some functions that are comparable to a chief operating officer) should be increased but should remain below the median for market base salaries. Accordingly, our Compensation Committee recommended, and our Board approved the following base salaries for our named executive officers for Fiscal 2011: $600,000 for our Chief Executive Officer, an increase of $50,000 over the prior fiscal year, $350,000 for our Chief Financial Officer, an increase of $35,000 over the prior fiscal year, and $265,000 for our Senior Vice President.

Annual Cash Bonus Program.  At the recommendation of our Compensation Committee, in May 2010, our Board approved an annual cash incentive bonus plan for Fiscal 2011 (the “FY11 Annual Incentive Plan”) similar to the Annual Incentive Plan for Fiscal 2009 and the FY10 Annual Incentive Plan. The main objective of the FY11 Annual Incentive Plan is to motivate our named executive officers to achieve the Company’s overall operating plan. The performance goals for the FY11 Annual Incentive Plan are, as defined below, “operating earnings per share,” “adjusted operating margin percent,” “adjusted EBITDA” and “DSOs.” “Operating earnings per share” means “operating net income” divided by weighted average common shares outstanding (diluted) with “operating net income” meaning net income plus “Reconciling Items” (as defined below); “adjusted operating margin percent” means operating income plus Reconciling Items divided by total revenues; “adjusted EBITDA” means EBITDA (income before provision for income taxes plus interest, depreciation and amortization) plus Reconciling Items; and

“DSOs” is an internal management calculation based on the balances in net accounts receivable, cost in excess of billings and billings in excess of costs at the end of the measurement period. For the FY11 Annual Incentive Plan, “Reconciling Items” means: (i) amortization of intangible assets on acquisitions; (ii) stock-based compensation expense; (iii) asset write-up expense on acquisitions; (iv) expenses, settlements, judgments and fines associated with material litigation ($500,000 or greater per matter); (v) changes in fair value of any interest-rate swaps; (vi) certain pension plan funding expenses; (vii) the impact of any goodwill impairment; and (viii) the effect of changes in tax laws or accounting principles affecting reported results. The Compensation Committee considered revenue growth as a potential performance measure for the FY11 Annual Incentive Plan but concluded that revenue growth could be embodied within the targets determined for the foregoing performance goals. The Compensation Committee also discussed Reconciling Items for the Fiscal 2011 compensation decisions and concluded that employee severance costs should not be included in those Reconciling Items. The Compensation Committee retained negative discretion to decrease any payout that would otherwise be made under the FY11 Annual Incentive Plan.

The performance goals for the FY11 Annual Incentive Plan will be equally weighted. Under the FY11 Annual Incentive Plan, the achievement of the performance goals at 80% of target (90% of target for the DSOs performance goal) will result in a payout of 50% of targeted annual bonus, the achievement of the performance goals at 100% of target will result in a payout of 100% of targeted annual bonus and the achievement of the performance goals at 120% of target (110% of target for the DSOs performance goal) will result in a payout of 150% of targeted annual bonus. These performance goals are likely to be achieved at 80% of target (90% of target for the DSOs performance goal), are challenging but achievable at 100% of target (but will require successful implementation of our mergers & acquisitions program) and are remotely achievable at 120% of target (110% of target for the DSOs performance goal).

Our Board made targeted annual bonus awards under the FY11 Annual Incentive Plan to the Company’s named executive officers as follows: our Chief Executive Officer – 100% of base salary, or $600,000; our Chief Financial Officer – 100% of base salary, or $350,000; and our Senior Vice President – 50% of base salary, or $133,000. Based on the survey data discussed above, the target bonus for the Chief Executive Officer is positioned at the market median, the target bonus for the Chief Financial Officer is positioned 10% above the market median and the target bonus for the Senior Vice President is positioned 20% above the market median. Key, non-executive employees are also participating in the FY11 Annual Incentive Plan generally on the same terms as the named executive officers.

Long-Term Incentive Program – Fiscal 2011.  In connection with its Fiscal 2011 compensation decisions, the Compensation Committee considered the elements used under the FY10 LTIP described above and concluded that such elements provided appropriate long-term incentives. After consideration and input from management and our compensation consultants, our Compensation Committee recommended and our Board approved the Long-Term Incentive Program for Fiscal 2011 (the “FY11 LTIP”) substantially similar to the FY10 LTIP, although it was determined that the performance measurement period for the Performance Award should be extended from two (2) to three (3) fiscal years. Accordingly, the FY11 LTIP is comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and a Performance Award representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock. Since the number of shares payable under the Performance Award was determined as of the date of grant, the named executive officers are at risk for market changes in the value of Common Stock during the performance period which will affect the value of the Performance Award.

The restricted stock units and stock options granted pursuant to the FY11 LTIP will vest in equal increments over three years. The payout on the Performance Awards will be based on (i) the Company’s performance relative to a cumulative adjusted EBITDA (as defined above) goal (the “FY11 EBITDA Goal”) and (ii) the Company’s TSR relative to the Fiscal 2011 Peer Group, in each case for the three fiscal years ending March 31, 2013. These two (2) performance goals will be equally weighted. As a result, for purposes of determining the payout of the Performance Awards: (A) the achievement of 75% of the FY11 EBITDA Goal will result in a payout of 25% of the targeted Performance Award, the achievement of 100% of the FY11 EBITDA Goal will result in a payout of 50% of the targeted Performance Award and the achievement of 120% of the FY11 EBITDA Goal will result in a payout of 75% of the targeted Performance Award; and (B) the ranking of the Company’s TSR in the 25th percentile of the peer group’s TSR will result in a payout of 25% of the targeted Performance Award, the ranking of the Company’s TSR at the median level of performance of the Company’s TSR as compared to the peer group’s TSR will result in a payout of 50% of the targeted Performance Award and the ranking of the Company’s TSR in the 75th percentile of the peer group’s TSR will result in a payout of 75% of the targeted Performance Award.

Following Board review and approval, our Compensation Committee approved the following awards under the FY11 LTIP to the Company’s named executive officers: our Chief Executive Officer received a restricted stock unit award of 16,000 shares of Common Stock, a stock option grant for 80,000 shares of Common Stock and a Performance Award of 27,000 shares of Common Stock; our Chief Financial Officer received a restricted stock unit award of 8,000 shares of Common Stock, a stock option grant for 40,000 shares of Common Stock and a Performance Award of 13,500 shares of Common Stock; and our Senior Vice President received a restricted stock unit award of 2,500 shares of Common Stock, a stock option grant for 12,000 shares of Common Stock and a Performance Award of 4,000 shares of Common Stock. Key, non-executive employees are also participating in the FY11 LTIP generally on the same relative basis as the named executive officers. Our Compensation Committee also discussed the timing of the grant of the stock option and determined that the grant date (and, therefore, the determination of the exercise price) should be after the Company’s earnings release regarding its Fiscal 2010 financial results. Accordingly, such stock option awards were granted on May 17, 2010. The stock options were granted with an exercise price of $32.21 per share, the fair market value of Common Stock on the grant date.

The FY11 EBITDA Goal for the Performance Award is likely to be achieved at 75% of target, is challenging but achievable at 100% of target (but will require successful implementation of our mergers & acquisitions program) and is remotely achievable at 120% of target.

Executive Stock Ownership Guidelines

To further achieve the objective of building our named executive officers’ ownership in shares of Common Stock, thereby more closely aligning the interests of our named executives with those of our stockholders, our Compensation Committee reviewed with the compensation consultants various forms of stock ownership or retention guidelines for our named executive officers. After discussions with management and the compensation consultants, our Compensation Committee recommended, and our Board approved, executive stock ownership guidelines that utilize a retention approach. Under these guidelines, our named executive officers are required to hold, until retirement, but subject to diversification at age 60, 50% of the net, after-tax shares of Common Stock issued to them pursuant to performance share awards and restricted stock awards/units.

Retirement Benefits

We generally do not have a Company-funded post-retirement medical benefits program or a defined benefit pension program for our key employees. Mr. Blakemore participates in the Retirement and Security Program of the National Telecommunications Cooperative Association (the “NTCA Plan”), a multiple employer pension plan in which the subsidiary of the Company that employs Mr. Blakemore participates as a contributing employer. Mr. Blakemore participated in such plan at the time of the Company’s acquisition of this subsidiary in 1999. Mr. Wertheimber is a citizen of Japan and, under Japanese law, must enroll in Japan’s national pension system to which we make contributions. Mr. McAndrew participates in a defined contribution plan similar to most Company employees.

Perquisites

The Company does not provide any perquisites to executives who reside in the United States. The Company does provide an automobile benefit to the Senior Vice President who is a local national in Japan, which is a customary practice in that country.

Change-in-Control and Employment Termination Arrangements

We entered into agreements with Mr. Wertheimber in November 2004 and with Messrs. McAndrew and Blakemore in May 2007. In October 2007, our Board approved a revised compensatory arrangement for Mr. Blakemore in connection with his selection to the positions of President and Chief Executive Officer. After discussion, our Compensation Committee and Board determined to amend Mr. Blakemore’s agreement to provide that severance would be due to Mr. Blakemore upon termination of employment by us (other than due to death, disability, retirement or for cause) or by Mr. Blakemore for good reason, in each case prior to a change-in-control of the Company. Our Compensation Committee and Board approved this amendment to our Chief Executive Officer’s agreement as an inducement for him to accept the positions of President and Chief Executive Officer with us. Mr. McAndrew’s agreement was amended and restated in December 2008 to comply with Section 409A of the Code (“Section 409A”) (or certain exceptions thereto).

The agreements with Messrs. Wertheimber, McAndrew and Blakemore generally provide for certain benefits to these named executive officers in the event that their respective employment is terminated within two (2) years of a change-in-control either by (i) us for a reason other than cause, death, disability or retirement or (ii) the named executive officer’s resignation for good reason.

Our Compensation Committee and our Board approved these agreements and change-in-control and employment termination provisions in our compensation arrangements to reduce the distraction regarding the impact of such a transaction on the personal situation of a named executive officer and to provide incentives to them to remain with us through the consummation of a change-in-control transaction, if any. The level of severance provided, should the executive be terminated prior to or within two years following a change-in-control, aligns with the level commonly provided in the market.

For a more detailed description of the change-in-control arrangements with our named executive officers, see the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement below.

Other Matters

Section 409A generally provides that amounts deferred under nonqualified deferred compensation arrangements will be subject to accelerated income recognition, interest and substantial penalties unless the arrangement satisfies certain design and operational requirements. We have modified our compensatory arrangements as necessary so that compensation payable under the arrangements is not subject to taxation under Section 409A. These amendments were not intended to increase the benefits payable under our plans and arrangements.

Section 162(m) provides that a publicly-traded corporation may not deduct from its federal income taxes compensation in excess of $1 million for amounts paid to each of its chief executive officer or to any of the three highest compensated officers other than the chief executive officer unless such excess compensation is “performance-based.” Among other requirements, for compensation to be “performance-based” for purposes of Section 162(m), the performance goals must be pre-established and objective. The awards made pursuant to the FY10 Annual Incentive Plan, the FY10 LTIP, the FY11 Annual Incentive Plan and the FY11 LTIP were issued pursuant to the Incentive Plan and, other than the restricted stock units, are intended to be “performance-based” for purposes of Section 162(m). Our Compensation Committee or Board also may provide incentive compensation that is not “performance-based” for purposes of Section 162(m) and therefore not deductible for federal income tax purposes to the extent that non-deductible compensation is in excess of the $1 million limitation.

Risk Assessment

The Compensation Committee has reviewed our compensation policies and practices in order to assess whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In order to assist in such review, the Compensation Committee engaged our compensation consultants. Our compensation consultants reviewed our pay philosophy, program design, program governance and administration and mitigating factors that offset risk. Our compensation consultants concluded that:

•	our compensation philosophy, while emphasizing above-market variable compensation components, does not promote an inappropriate level of risk;
•	our incentive design is appropriate and serves to reward appropriate risk taking;
•	governance and plan administration is appropriate;
•	mitigating factors, including a stock retention policy and Compensation Committee discretion, are present;

•	certain pay practices that may promote risk are not present;
•	none of the elements reviewed indicate a critical issue or appear to promote material risk; and
•	appropriate levels of approval, review and governance exist to mitigate the risk of inappropriate actions.

Based on such review, our Compensation Committee recommended to the Board, and our Board concluded, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Report of the Compensation Committee

Our Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on the foregoing review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Compensation Committee:

Thomas W. Golonski, Chairman
William F. Andrews
Edward A. Nicholson, Ph.D

SUMMARY COMPENSATION TABLE – FISCAL 2010, FISCAL 2009 and FISCAL 2008

The following table sets forth cash compensation paid by us and our subsidiaries, as well as other compensation paid or accrued during Fiscal 2010, Fiscal 2009 and Fiscal 2008 to (i) R. Terry Blakemore, our President and Chief Executive Officer, (ii) our principal financial officer, Michael McAndrew and (iii) Francis W. Wertheimber, an executive officer at the end of Fiscal 2010 who received total compensation (determined in accordance with SEC rules) in Fiscal 2010 that exceeded $100,000 (each, a “Named Executive Officer”). Such compensation was paid for services rendered in all capacities to us and our subsidiaries:

Name and Principal Position	Year	Salary		Bonus	Stock	Option	Non-Equity	Change in	All Other		Total
		($)		($)	Awards(1)	Awards(2)	Incentive	Pension	Compensation		($)
					($)	($)	Plan	Value and	($)
							Compensation	Nonqualified
							($)	Deferred
								Compensation
								Earnings
								($)

R. Terry Blakemore,	2010	552,115		600,000	1,994,560	882,028	429,000	149,986 (4)	20,656	(5)	4,628,345
President and	2009	526,731		—	—	1,320,169	330,000	99,617 (4)	18,823	(5)	2,295,340
Chief Executive Officer	2008	367,307		150,000 (3)	—	—	43,000	221,938 (4)	16,471	(5)	798,716

Michael McAndrew,	2010	315,000		150,000	498,640	223,798	197,000	—	4,980	(6)	1,389,418
Executive Vice President,	2009	294,134		—	—	594,936	151,000	—	5,358	(6)	1,045,428
Chief Financial Officer,	2008	250,000		—	—	—	43,000	—	56,470	(7)	349,470
Treasurer and Secretary

Francis W. Wertheimber,	2010	333,465	(8)	75,000	249,320	105,317	104,000	—	33,559	(8)(9)	900,661
Senior Vice President	2009	315,373	(8)	—	—	509,383	80,000	—	35,875	(8)(9)	940,631
	2008	295,030	(8)	—	—	—	43,000	—	32,287	(8)(9)	370,317

(1)	Reflects the aggregate grant date fair value with respect to awards of restricted stock units and performance shares for each named executive officer computed in accordance with FASB ASC Topic 718.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. For Fiscal 2010, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 4.96 years; volatility of 45.50%; a risk-free interest rate of 2.70%; and a dividend yield of 0.881%. There were two grants of stock options made in Fiscal 2009. For the grants made on May 28, 2008, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 4.72 years; volatility of 30.15%; a risk-free interest rate of 3.34%; and a dividend yield of 0.664%. For the grants made on May 27, 2008, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 4.69 years; volatility of 30.22%; a risk-free interest rate of 3.34%; and a dividend yield of 0.664%.

(3)	Mr. Blakemore received a $75,000 bonus when he agreed to serve as Interim President and Chief Executive Officer on May 21, 2007 and received an additional $75,000 bonus when he agreed to become the Company’s President and Chief Executive Officer on October 13, 2007.

(4)	Mr. Blakemore participates in the NTCA Plan. One of our subsidiaries is a member of the National Telecommunications Cooperative Association, which sponsors the NTCA Plan, a multiple employer pension plan in which such subsidiary participates as a contributing employer. The amount in this column for Fiscal 2010 represents the aggregate change in actuarial present value of his accumulated benefits under the NTCA Plan from December 31, 2008 to December 31, 2009 (the last day of the NTCA Plan’s most-recently completed fiscal year), the amount in this column for Fiscal 2009 represents the aggregate change in actuarial present value of his accumulated benefits under the NTCA Plan from December 31, 2007 to December 31, 2008 and the amount in this column for Fiscal 2008 represents the aggregate change in actuarial present value of his accumulated benefits under the NTCA Plan from December 31, 2006 to December 31, 2007. For more information regarding the NTCA Plan and the assumptions used to calculate this amount, see the “Pension Benefits Table” and “Understanding Our Pension Benefits Table” in this proxy statement. The amount reported for Fiscal 2009 reflects a correction from the amount previously reported.

(5)	Represents the Company’s contributions to the NTCA Plan ($19,647 in Fiscal 2010) and payments for life insurance premiums.

(6)	Represents amounts paid by us for the individual under a 401(k) plan and payments for life insurance premiums.

(7)	Represents amounts paid by us for the individual under a 401(k) plan and payments for life insurance premiums. Also includes $51,343 representing a payment to Mr. McAndrew to reimburse him (including a tax gross-up) for the adverse tax effects of Section 409A with regard to one stock option exercised by him in Fiscal 2008.

(8)	Represents amounts paid in Japanese yen and converted to U.S. dollars using an exchange rate as of March 31, 2010 of 0.010696 U.S. dollars for each Japanese yen for Fiscal 2010, an exchange rate as of March 31, 2009 of 0.010106 U.S. dollars for each Japanese yen for Fiscal 2009 and an exchange rate as of March 31, 2008 of 0.010031 U.S. dollars for each Japanese yen for Fiscal 2008. The difference between the amount of base salary as approved by the Compensation Committee and the Board and the amount paid to Mr. Wertheimber as shown in this table is due to the fact that Mr. Wertheimber’s base salary was approved in U.S. dollars and converted to and paid to him in Japanese yen on the basis of a fixed exchange rate of 0.00850 U.S. dollars for each Japanese yen, but the amounts paid to him in Japanese yen were converted to U.S. dollars for purposes of this table based on the exchange rates noted above.

(9)	Mr. Wertheimber is a resident of Japan and, under Japanese law, must enroll in Japan’s national pension system to which we make contributions. For Fiscal 2010, we contributed to this pension system on his behalf and provided payments for life insurance premiums. We also provided him with a vehicle allowance and paid certain other vehicle-related expenses totaling $27,060 for Fiscal 2010.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2010

The following table sets forth each grant of awards made to our Named Executive Officers in Fiscal 2010 under plans established by us:

Name	Grant Date		Compen-	Estimated Future Payouts Under			Estimated Future Payouts Under			All Other	All Other	Exercise or	Grant Date
			sation	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock	Option	Base	Fair Value of
			Committee							Awards:	Awards:	Price of	Stock and
			Action							Number of	Number of	Option	Option
			Date							Shares of	Securities	Awards	Awards
										Stock or	Underlying	($/Sh)
										Units	Options
										(#)(1)	(#)

				Threshold	Target	Maximum	Threshold	Target	Maximum
				($)	($)	($)	(#)	(#)	(#)

R. Terry Blakemore,	05/26/2009		05/14/2009	—	—	—	—	—	—	—	67,000	33.11	882,028
President and Chief	05/26/2009	(2)	05/14/2009	275,000	550,000	825,000	—	—	—	—	—	—	—
Executive Officer	05/26/2009	(3)	05/14/2009	—	—	—	10,000	20,000	30,000	—	—	—	662,200
	05/26/2009	(4)	05/14/2009	—	—	—	10,000	20,000	30,000	—	—	—	802,600
	05/26/2009	(5)	05/14/2009	—	—	—	—	—	—	16,000	—	—	529,760

Michael McAndrew,	05/26/2009		05/14/2009	—	—	—	—	—	—	—	17,000	33.11	223,798
Executive Vice	05/26/2009	(2)	05/14/2009	126,000	252,000	378,000	—	—	—	—	—	—	—
President, Chief	05/26/2009	(3)	05/14/2009	—	—	—	2,500	5,000	7,500	—	—	—	165,550
Financial Officer,	05/26/2009	(4)	05/14/2009	—	—	—	2,500	5,000	7,500	—	—	—	200,650
Treasurer and	05/26/2009	(5)	05/14/2009	—	—	—	—	—	—	4,000	—	—	132,440
Secretary

Francis W.	05/26/2009		05/14/2009	—	—	—	—	—	—	—	8,000	33.11	105,317
Wertheimber, Senior	05/26/2009	(2)	05/14/2009	66,250	132,500	198,750	—	—	—	—	—	—	—
Vice President	05/26/2009	(3)	05/14/2009	—	—	—	1,250	2,500	3,750	—	—	—	82,775
	05/26/2009	(4)	05/14/2009	—	—	—	1,250	2,500	3,750	—	—	—	100,325
	05/26/2009	(5)	05/14/2009	—	—	—	—	—	—	2,000	—	—	66,220

(1)	As of March 31, 2010, there were 1,712,595 shares of Common Stock available for issuance under the Incentive Plan (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). No dividends or dividend equivalents are paid on any of the awards shown in this table. See the “Compensation Discussion and Analysis” section of this proxy statement for a more detailed discussion of the terms of the compensation awards granted to our named executive officers.

(2)	The amounts listed in this row represent the estimated future payouts under the FY10 Annual Incentive Plan which was recommended by our Compensation Committee and approved by our Board on May 14, 2009. For the actual amount paid pursuant to this award, see the 2010 row of the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table – Fiscal 2010, Fiscal 2009 and Fiscal 2008.”

(3)	The amounts listed in this row represent the threshold, target and maximum payments that may be made to Messrs. Blakemore, McAndrew and Wertheimber pursuant to the Performance Awards under the FY10 LTIP for the two fiscal years ending March 31, 2011 based on achievement of the FY10 EBITDA Goal. Those awards were recommended by our Compensation Committee and approved by our Board on May 14, 2009. For a description of the FY10 LTIP, see the “Compensation Discussion and Analysis” section of this proxy statement.

(4)	The amounts listed in this row represent the threshold, target and maximum payments that may be made to Messrs. Blakemore, McAndrew and Wertheimber pursuant to the Performance Awards under the FY10 LTIP for the two fiscal years ending March 31, 2011 based on achievement of TSR. This award was recommended by our Compensation Committee and approved by our Board on May 14, 2009. For a description of the FY10 LTIP, see the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	The amounts reported in this row represent the number of time-based restricted stock units granted in Fiscal 2010. These awards vest ratably in three annual installments beginning one year after the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – FISCAL 2010

The following table sets forth all unexercised stock options and stock awards which have been awarded by us to our Named Executive Officers and are outstanding as of March 31, 2010:

	Option Awards					Stock Awards
	Number of	Number of		Option	Option	Number of	Market	Equity	Equity
Name	Securities	Securities		Exercise Price	Expiration	Shares or	Value of	Incentive	Incentive
	Underlying	Underlying		($)	Date	Units of	Shares or	Plan	Plan
	Unexercised	Unexercised				Stock That	Units of	Awards:	Awards:
	Options	Options				Have Not	Stock that	Number of	Market or
	(#)	(#)				Vested	Have Not	Unearned	Payout
	Exercisable	Unexercisable				(#)(9)	Vested	Shares,	Value of
							($)(10)	Units or	Unearned
								Other Rights	Shares,
								That Have	Units or
								Not Vested	Other Rights
								(#)(11)	That Have
									Not Vested
									($)(10)

R. Terry Blakemore	—	—		—	—	—	—	40,000	1,230,400
	—	—		—	—	16,000	492,160	—	—
	6,667	—		34.2900	08/11/2014	—	—	—	—
	60,000	—		39.7700	10/31/2015	—	—	—	—
	25,000	50,000	(1)	28.7100	05/27/2018	—	—	—	—
	26,666	53,334	(2)	28.9300	05/28/2018	—	—	—	—
	—	67,000	(3)	33.1100	05/26/2019	—	—	—	—

Michael McAndrew	—	—		—	—	—	—	10,000	307,600
	—	—		—	—	4,000	123,040	—	—
	8,552	—		42.2500	10/11/2010	—	—	—	—
	15,000	—		41.4500	09/21/2011	—	—	—	—
	20,000	—		42.9300	10/01/2013	—	—	—	—
	50,000	—		39.7700	10/31/2015	—	—	—	—
	10,000	—		38.9650	06/15/2016	—	—	—	—
	16,666	33,334	(4)	28.7100	05/27/2018	—	—	—	—
	6,666	13,334	(5)	28.9300	05/28/2018	—	—	—	—
	—	17,000	(6)	33.1100	05/26/2019	—	—	—	—

Francis W. Wertheimber	—	—		—	—	—	—	5,000	153,800
	—	—		—	—	2,000	61,520	—	—
	21,772	—		42.2500	10/11/2010	—	—	—	—
	25,000	—		41.4500	09/21/2011	—	—	—	—
	25,000	—		44.3700	11/13/2012	—	—	—	—
	5,000	—		44.9100	12/19/2012	—	—	—	—
	35,000	—		40.5500	10/01/2013	—	—	—	—
	50,000	—		34.2900	08/11/2014	—	—	—	—
	50,000	—		39.7700	10/31/2015	—	—	—	—
	16,666	33,334	(4)	28.7100	05/27/2018	—	—	—	—
	3,333	6,667	(7)	28.9300	05/28/2018	—	—	—	—
	—	8,000	(8)	33.1100	05/26/2019	—	—	—	—

(1)	These options vest in two (2) annual installments of 25,000 and 25,000 on May 27, 2010 and May 27, 2011, respectively.

(2)	These options vest in two (2) annual installments of 26,667 and 26,667 on May 28, 2010 and May 28, 2011, respectively.

(3)	These options vest in three (3) annual installments of 22,333, 22,333 and 22,334 on May 26, 2010, May 26, 2011 and May 26, 2012, respectively.

(4)	These options vest in two (2) annual installments of 16,667 and 16,667 on May 27, 2010 and May 27, 2011, respectively.

(5)	These options vest in two (2) annual installments of 6,667 and 6,667 on May 28, 2010 and May 28, 2011, respectively.

(6)	These options vest in three (3) annual installments of 5,666, 5,667 and 5,667 on May 26, 2010, May 26, 2011 and May 26, 2012, respectively.

(7)	These options vest in two (2) annual installments of 3,333 and 3,334 on May 28, 2010 and May 28, 2011, respectively.

(8)	These options vest in three (3) annual installments of 2,666, 2,667 and 2,667 on May 26, 2010, May 26, 2011 and May 26, 2012, respectively.

(9)	This column includes unvested restricted stock unit awards as of March 31, 2010. Messrs. Blakemore, McAndrew and Wertheimber were granted 16,000, 4,000 and 2,000 restricted stock units, respectively, on May 26, 2009. Each such award vests in three installments with 1/3 vesting on May 26, 2010, 1/3 vesting on May 26, 2011 and 1/3 vesting on May 26, 2012.

(10)	These values are based on a market price of $30.76 per share, the closing market price per share of the Common Stock on March 31, 2010.

(11)	This column shows the number of unvested performance shares (for which the performance conditions have not been satisfied) as of March 31, 2010. The performance share awards are scheduled to vest in the first quarter of Fiscal 2012, assuming the achievement of the pre-approved performance objectives. The number of performance shares presented in this column are based on achieving performance goals at the target levels.

PENSION BENEFITS TABLE – FISCAL 2010

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, to our Named Executive Officers, including tax-qualified defined benefit plans and supplemental employee retirement plans, but excluding defined contribution plans:

Name	Plan Name	Number of	Present	Payments
		Years	Value of	During Last
		Credited	Accumulated Benefit	Fiscal Year
		Service	($)	($)
(#)

R. Terry Blakemore	NTCA Plan	29 (1)	1,712,496 (2)	19,647

Michael McAndrew	—	—	—	—

Francis W. Wertheimber	—	—	—	—

(1)	Mr. Blakemore commenced participation in the NTCA Plan in October 1985 and was granted service credit back to March 1981. This additional service credit granted to him only has the effect of making him retirement eligible, without any benefit reduction, at an earlier date and does not result in any augmentation of benefits paid to him.

(2)	The actuarial present value of Mr. Blakemore’s accumulated benefits under the NTCA Plan was computed as of December 31, 2009 (the last day of the most recently completed fiscal year of the NTCA Plan). The amount was computed using the following assumptions and valuation methods: (i) a retirement age of 55 (the earliest age at which he could retire without any benefit reduction due to age), (ii) an annual increase of 2.0% of compensation, (iii) the mortality table provided in Internal Revenue Service Notice 2008-85 and (iv) a discount rate of 7.75%.

UNDERSTANDING OUR PENSION BENEFITS TABLE

The Retirement and Security Program of the National Telecommunications Cooperative Association

The NTCA Plan is a multiple employer pension plan which is the main pension plan for over 380 employers who are members of the National Telecommunications Cooperative Association (of which one of our subsidiaries is a member). The NTCA Plan will pay retirement benefits to Mr. Blakemore based on his years of service with us and his compensation. As a qualified plan, the NTCA Plan is subject to various requirements on coverage, funding, vesting and the amount of compensation which may be taken into account in calculating benefits.

Normal Retirement.  The “normal retirement benefit” under the NTCA Plan is the benefit which will be received at the normal retirement date, which is the first day of the month containing Mr. Blakemore’s 65th birthday. The normal retirement benefit is expressed as a life annuity with ten (10) years certain.

The normal retirement benefit is the sum of the basic normal retirement benefit that Mr. Blakemore has accrued on the basis of active participation and certain other types of benefits such as fixed benefits, supplemental benefits and benefit upgrades. The basic normal retirement benefit increases as Mr. Blakemore’s average compensation increases and is based on: (i) “High-5 Compensation” which means the average of his W-2+ Compensation (defined below) for the five (5) years of the last ten (10) years during which his W-2+ Compensation was the highest (“W-2+ Compensation” means W-2 wages, including any bonuses, overtime and commissions, plus pre-tax 401(k) contributions, Section 125 contributions (cafeteria plan contributions) and Section 457 contributions (contributions to a non-qualified deferred compensation plan adopted after 1986 by a tax-exempt employer) and, effective for plan years beginning after December 31, 2000, Section 132(f)(4) income (qualified transportation fringe benefit income), but excluding income attributable to employer-sponsored group term life insurance over $50,000), (ii) total accruals, which is generally the sum of certain contribution percentages (both employer and employee) made on his behalf plus contribution percentages added through program upgrades, rollovers and prior service benefits, (iii) the applicable program actuarial factor and (iv) applicable uplift multiplier.

Additionally, the maximum annual pension which Mr. Blakemore accrues may never exceed 100% of his average W-2+ Compensation (taxable compensation prior to January 1, 1998) for his “High-3” (“High-3” compensation refers to the average of the highest three (3) consecutive years of Mr. Blakemore’s W-2+ Compensation) years before retirement.

Early Retirement.  The NTCA Plan permits early retirement on or after the first day of the month in which Mr. Blakemore reaches the age of 55. At age 55, Mr. Blakemore (assuming continued employment with us) will be entitled to unreduced retirement benefits at that time pursuant to the “Rule-of-85.” The Rule-of-85 allows certain plan participants to retire early (before the age of 65 but not before age 55) without an actuarial reduction in their accrued benefits for retiring before age 65. Under this formula, the sum of a participant’s age at retirement and number of years of service must equal or exceed 85 in order for the participant to be eligible for “Rule-of-85” benefits.

Late Retirement.  The NTCA Plan permits late retirement (retirement after the age of 65). If a participant retires late, the participant’s retirement benefits automatically will be increased by one-quarter of one percent (.25%) for each month the participant delays retirement beyond age 65. Additionally, if a participant continues working after his 65th birthday, benefits may increase through additional accruals and higher High-5 Compensation.

Forms of Payment.  The NTCA Plan provides for the following forms of payment options: (i) 10-years certain and life thereafter, (ii) 5-years certain and life thereafter, (iii) life only, (iv) if married, a qualified joint and survivor annuity (with 50% of the monthly amount payable during the participant’s lifetime continued after the participant’s death to his surviving spouse for the life of the surviving spouse), (v) if married, a qualified joint and survivor annuity (with 66 2/3% of the monthly amount payable during the participant’s lifetime continued after the participant’s death to his surviving spouse for the life of the surviving spouse), (vi) a qualified joint and survivor annuity (with 75% of the monthly amount payable during the participant’s lifetime continued after the participant’s death to his surviving spouse for the life of the surviving spouse), (vii) if married, a qualified joint and survivor annuity (with 100% of the monthly amount payable during the participant’s lifetime continued after the participant’s death to his surviving spouse for the life of the surviving spouse), (viii) if married, a qualified joint and survivor annuity under (iii) – (vii) (with the annuity that is payable guaranteed for 10 years following retirement and then payable at 50%, 66 2/3%, 75% or 100% to the spouse (if the participant predeceases the surviving spouse)), (ix) an annuity under (i) – (viii) that is supplemented by a certain amount between the time of retirement and either age 62 or normal social security retirement age, and then actuarially reduced once that age is reached, (x) a combination of a partial single sum and any one of the foregoing annuity options, (xi) a guaranteed annuity option or (xii) a single lump sum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We do not have employment agreements with our Named Executive Officers. We entered into an agreement with Francis W. Wertheimber in November 2004 and with Michael McAndrew and R. Terry Blakemore in May 2007, an amended and restated agreement with Mr. Blakemore in October 2007 and an amended and restated agreement with Mr. McAndrew in December 2008, which agreements provide for certain benefits to the Named Executive Officers in the event of a qualifying termination of their employment as described below. The original term of each of the agreements is five (5) years with an automatic renewal on a one-year basis thereafter absent notice of nonrenewal six (6) months prior to the renewal date; provided, however, that if a Change-in-Control (as defined below) occurs during the initial or any renewal period, the agreement will survive until the second anniversary of the date of the Change-in-Control.

Each of the above-mentioned agreements contains a provision prohibiting the respective Named Executive Officer from competing with us during his employment with us and for five (5) years thereafter. Specifically, without our prior written consent, the Named Executive Officers may not directly or indirectly engage in, assist or have an active interest in (whether as proprietor, partner, investor, stockholder, officer, director or any type of principal whatsoever), or enter the employ of or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in any business that is competitive with any of our businesses in which the Named Executive Officer is or was engaged.

Our Named Executive Officers are also bound, during the term of their agreement and at all times thereafter, by restrictive covenants with respect to confidential information, as more fully described in their respective agreements. They are not permitted, unless authorized in writing by us, to disclose or cause to be disclosed such confidential information or to authorize or permit such disclosure of the confidential information to any unauthorized third party, or to use the confidential information (i) for their own benefit or advantage, (ii) for the benefit or advantage of any third party or (iii) in any manner which is intended to injure or cause loss, whether directly or indirectly, to us. At any time upon our request, and immediately upon termination, the Named Executive Officers must surrender all written or otherwise tangible documentation representing such confidential information to us.

A description of the other material terms of these agreements and estimates of the payments and benefits which each Named Executive Officer would receive upon a qualifying termination are set forth below. The estimates have been calculated assuming a termination date of March 31, 2010, and are based upon the closing price of our Common Stock on that date ($30.76). Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of any triggering event and our stock price, the actual amounts to be paid or distributed may be different.

Termination Payments and Benefits Outside of a Change-in-Control

R. Terry Blakemore:

If Mr. Blakemore’s employment with the Company is terminated (i) due to his death or Disability (as defined below), (ii) by Mr. Blakemore other than for Good Reason for Termination (as defined below) or (iii) by us due to Cause for Termination or in accordance with Retirement (each as defined below), then, except as otherwise set forth below, we have no payment obligations to him other than as provided by our various policies, procedures and practices generally applicable to all employees.

If, however, Mr. Blakemore’s employment with the Company is involuntarily terminated during the term of his agreement and prior to a Change-in-Control (i) by us other than due to his death or Disability or in accordance with Retirement or (ii) by Mr. Blakemore for Good Reason for Termination other than at a time when we could have terminated him due to Cause for Termination (as defined below), then Mr. Blakemore is entitled to receive a payment equal to his base salary at the rate in effect on the termination date for the period equal to twelve (12) months from the termination date. Such payment is to be made to Mr. Blakemore in the form of a lump sum, subject to all applicable withholdings, within sixty (60) days following the termination date; provided, however, that in order for Mr. Blakemore to terminate his employment for Good Reason for Termination, (i) he must deliver a notice of termination to us within ninety (90) days of the event constituting Good Reason for Termination, (ii) the event must remain uncorrected for thirty (30) days following the date on which Mr. Blakemore gives us notice of his intent to terminate (the “Notice Period”) and (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.

Named Executive Officers other than Mr. Blakemore:

The agreements with Messrs. McAndrew and Wertheimber do not provide for any benefits outside of a change-in-control context. If their respective employment is terminated due to death or Disability or by them or by us at any time prior to a Change-in-Control, then we have no payment obligations to them other than as provided by our various policies, procedures and practices generally applicable to all employees.

Certain Definitions:

The following definitions are contained in the agreements with Messrs. Blakemore, McAndrew and Wertheimber:

Cause for Termination: Named Executive Officer’s deliberate and intentional failure to devote his best efforts to the performance of duties, gross misconduct materially and demonstrably injurious to us, conviction of criminal fraud, embezzlement against us or a felony involving moral turpitude, continuing failure after notice to adhere to the nondisclosure and noncompete portions of the agreements (described above) or willful failure to follow instructions of our Board. For purposes of this definition, no act, or failure to act, on the Named Executive Officer’s part shall be considered “deliberate and intentional” or to constitute gross misconduct unless done, or omitted to be done, by the Named Executive Officer not in good faith and without reasonable belief that the Named Executive Officer’s action or omission was in the best interests of the Company.

Change-in-Control: a change-in-control of the Company is deemed to occur if:

i.	it is reportable as such by SEC rules;
ii.	twenty percent (20%) or more of the combined voting power of our then-outstanding capital stock is acquired, coupled with or followed by a change in a majority of the members of our Board; or
iii.	we sell all or substantially all of our assets or merge, consolidate or reorganize with another company and (x) upon conclusion of the transaction less than fifty-one percent (51%) of the outstanding securities entitled to vote in the election of directors of the acquiring company or resulting company are owned by the persons who were our stockholders prior to the transaction, and following the transaction there is a change in a majority of the members of our Board or (y) following the transaction, a person or group would be the owner of twenty percent (20%) or more of the combined voting power of the acquiring company or resulting company, and there is a change in a majority of the members of our Board.

Disability: incapacity due to physical or mental illness or injury which causes a Named Executive Officer to be unable to perform his duties to us during ninety (90) consecutive days or one hundred twenty (120) days during any six (6) month period.

Good Reason for Termination (with respect to Mr. Blakemore): a material negative change in Mr. Blakemore’s service relationship with us and any Affiliate of ours, taken as a whole, without his consent, on account of one or more of the following conditions: (i) a material diminution in his base compensation; (ii) a material diminution in his authority, duties or responsibilities; or (iii) after a Change-in-Control has occurred, a change in the geographic location at which Mr. Blakemore must report to and perform the majority of his services of more than fifty (50) miles. For purposes of Mr. Blakemore’s agreement, “Affiliate” means, with respect to any person or legal entity, any other person or legal entity controlling, controlled by or under common control with such person or legal entity.

Good Reason for Termination (with respect to Mr. McAndrew): a material negative change in Mr. McAndrew’s service relationship with us and any Affiliate of ours, taken as a whole, without his consent, on account of one or more of the following conditions: (i) a material diminution in his base compensation; (ii) a material diminution in his authority, duties or responsibilities; or (iii) a change in the geographic location at which Mr. McAndrew must report to and perform the majority of his services of more than fifty (50) miles. For purposes of Mr. McAndrew’s agreement, “Affiliate” means, with respect to any person or legal entity, any other person or legal entity controlling, controlled by or under common control with such person or legal entity.

Good Reason for Termination (with respect to Mr. Wertheimber): our failure to have any successor assume the agreement or the occurrence of any of the following after a Change-in-Control: (i) the assignment of new duties materially and substantially inconsistent with prior duties, responsibilities and status, or a material change in reporting responsibilities, titles or offices, (ii) reduction in base salary, (iii) failure to continue comparable incentive compensation, (iv) failure to continue comparable stock option and other fringe benefits, (v) relocation beyond fifty (50) miles or (vi) any purported termination of the Named Executive Officer other than for Cause for Termination, Disability or Retirement or made without a specified written notice of termination.

Retirement: termination of the Named Executive Officer’s employment after age sixty-five (65) or in accordance with any mandatory retirement arrangement with respect to an earlier age agreed to by such Named Executive Officer.

Termination Payments and Benefits After a Change-in-Control

The agreements with Messrs. Blakemore, McAndrew and Wertheimber provide for payments and other benefits if such Named Executive Officer is terminated within two (2) years following a Change-in-Control either by (i) us other than for Cause for Termination, death, Disability or Retirement or (ii) the individual’s resignation for Good Reason for Termination.

In addition to any accrued but unpaid benefits, the agreements entitle each Named Executive Officer to an amount of cash equal to the sum of:

•	two (2) times (three (3) times in the case of Mr. Blakemore) the sum of his then current annual base salary in the year of termination (or, if greater, (x) in the case of termination for Good Reason for Termination, the Named Executive Officer’s salary preceding the date giving rise to his Good Reason for Termination or (y) the Named Executive Officer’s salary for the year in effect on the date of the Change-in-Control)
•	two (2) times (three (3) times in the case of Mr. Blakemore) the greatest of (x) one third (1/3) of the aggregate cash bonuses or awards received by the Named Executive Officer as incentive compensation or bonus during the three (3) calendar years immediately preceding the date of termination, (y) in the case of termination for Good Reason for Termination, one third (1/3) of the aggregate cash bonuses or awards received by the Named Executive Officer as incentive compensation or bonus during the three (3) calendar years preceding the date giving rise to the Named Executive Officer’s Good Reason for Termination or (z) one third (1/3) of the aggregate cash bonuses or awards received by the Named Executive Officer as incentive compensation or bonus during the three (3) calendar years preceding the date of the Change-in-Control
•	an amount equal to the total cash award or bonus that would have been received by the Named Executive Officer under any long-term incentive plan, assuming that, in addition to any goals met prior to the termination date, all goals that were to be measured after such date were achieved and the Named Executive Officer remained employed, less any portion of the cash award or bonus for that award period previously paid to the Named Executive Officer

•	medical insurance and other similar benefits for the period of eighteen (18) months (two (2) years in the case of Mr. Wertheimber) following the termination date, as if such Named Executive Officer remained in our continuous employ during such period
•	unvested options will vest and remain outstanding in accordance with their respective terms

Such payments are to be made to Messrs. Blakemore, McAndrew and Wertheimber on or before the sixtieth (60th) day following the termination date.

In addition, the restricted stock unit awards granted under the FY10 LTIP vest immediately prior to a change-in-control (as defined in the Incentive Plan). Similarly, the performance share awards granted under the FY10 LTIP provide that, if a change-in-control (as defined in the Incentive Plan) occurs prior to the conclusion of the applicable performance period, then the employee is entitled to one share of Common Stock for each performance share, and if the change-in-control occurs following the conclusion of the applicable performance period but before the settlement of the performance share award, then the employee is entitled to receive the number of shares of Common Stock determined based upon achievement of the applicable performance goals.

Estimated Termination and Change-in-Control Payments

R. Terry Blakemore:

The following table sets forth the potential payments(1), in addition to accrued benefits, that Mr. Blakemore would be entitled to receive assuming that his employment was terminated on March 31, 2010 pursuant to the terms described above:

Type of Termination	Salary	Bonus	LTIP Payment	Medical and	Acceleration of	Acceleration of	Total
	($)	($)	($)	Other Similar	Unvested Stock	Unvested Stock	($)
				Benefit	Options(2)(3)	Awards(4)
				Continuation	($)	($)
				($)

Qualifying termination prior to a Change-in-Control	550,000	—	—	—	—	—	550,000

Qualifying termination following a Change-in-Control	1,650,000	523,000	1,200,000	25,691(5)	200,101	1,722,560	5,321,352

(1)	The payments shown reflect the maximum amount that would have been paid. Mr. Blakemore’s agreement contains a provision which could have the effect of reducing such payments based on the effect of excise taxes applicable to such payments under the Code.

(2)	Represents the value of the acceleration of unvested options as of March 31, 2010 based on the difference between the exercise price of the unvested options and the closing price of the Common Stock on Nasdaq on March 31, 2010.

(3)	In addition, each of the Employee Plan and the Incentive Plan provides that, regardless of employment termination, in the event of a “change-in-control,” all then-outstanding options will vest immediately and become exercisable. For purposes of the Employee Plan and the Incentive Plan, a “change-in-control” of the Company occurs if (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing (a) fifty percent (50%) or more of the combined voting power of our then-outstanding securities or (b) twenty-five percent (25%) or more but less than fifty percent (50%) of the combined voting power of our then-outstanding securities if such transaction(s) giving rise to such beneficial ownership are not approved by our Board; or (ii) at any time a majority of the members of our Board have been elected or designated by any such person; or (iii) our Board approves a sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

(4)	The numbers in this column represent 16,000 shares of Common Stock to be received upon vesting of outstanding restricted stock units and 40,000 shares of Common Stock to be received upon vesting of outstanding performance share awards, assuming a payout at the target performance level, at a value of $30.76 per share, the closing market price per share of the Common Stock on March 31, 2010.

(5)	Represents the value of continued health, dental and vision benefits for an eighteen (18) month period based on COBRA (Consolidated Omnibus Budget Reconciliation Act) rates as of March 31, 2010.

Estimated Change-in-Control Payments

The following table sets forth the potential payments(1), in addition to accrued benefits, that the Named Executive Officers, other than Mr. Blakemore, would be entitled to receive assuming that the Named Executive Officer’s employment was terminated on March 31, 2010 pursuant to the terms described above in connection with a Change-in-Control:

Name	Salary	Bonus	LTIP Payment	Medical and	Acceleration of	Acceleration of	Total
	($)	($)	($)	Other Similar	Unvested Stock	Unvested Stock	($)
				Benefit	Options(2)(3)	Awards(4)
				Continuation	($)	($)
				($)
Michael McAndrew	630,000	129,333	300,000	23,948 (5)	92,736	430,640	1,606,657

Francis W. Wertheimber	666,929 (6)	149,510 (6)	150,000	11,493 (7)	80,535	215,320	1,273,787

(1)	The payments shown reflect the maximum amount that would have been paid. The agreement with each of Messrs. McAndrew and Wertheimber contains a provision which could have the effect of reducing such payments based on the effect of excise taxes applicable to such payments under the Code.

(2)	Represents the value of the acceleration of unvested options as of March 31, 2010 based on the difference between the exercise price of the unvested options and the closing price of the Common Stock on Nasdaq on March 31, 2010.

(3)	In addition, each of the Employee Plan and the Incentive Plan provides that, regardless of employment termination, in the event of a “change-in-control,” all then-outstanding options will vest immediately and become exercisable. For purposes of the Employee Plan and the Incentive Plan, a “change-in-control” of the Company occurs if (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing (a) fifty percent (50%) or more of the combined voting power of our then-outstanding securities or (b) twenty-five percent (25%) or more but less than fifty percent (50%) of the combined voting power of our then-outstanding securities if such transaction(s) giving rise to such beneficial ownership are not approved by our Board; or (ii) at any time a majority of the members of our Board have been elected or designated by any such person; or (iii) our Board approves a sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

(4)	The numbers in this column represent (1) for Mr. McAndrew, 4,000 shares of Common Stock to be received upon vesting of outstanding restricted stock units and 10,000 shares of Common Stock to be received upon vesting of outstanding performance share awards, assuming a payout at the target performance level, at a value of $30.76 per share, the closing market price per share of the Common Stock on March 31, 2010 and (2) for Mr. Wertheimber, 2,000 shares of Common Stock to be received upon vesting of outstanding restricted stock units and 5,000 shares of Common Stock to be received upon vesting of outstanding performance share awards, assuming a payout at the target performance level, at a value of $30.76 per share, the closing market price per share of the Common Stock on March 31, 2010.

(5)	Represents the value of continued health, dental and vision benefits for an eighteen (18) month period based on COBRA rates as of March 31, 2010.

(6)	For Mr. Wertheimber, this value represents a conversion from Japanese yen to U.S. dollars using an exchange rate on March 31, 2010.

(7)	Represents the value of continued medical and similar benefits for a two (2) year period beginning March 31, 2010 based on rates determined under the Japanese health care system and is converted from Japanese yen to U.S. dollars using an exchange rate on March 31, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of our Audit Committee with respect to the audited financial statements for Fiscal 2010 included in the Company’s Annual Report on Form 10-K for Fiscal 2010 (“2010 Form 10-K”). The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review with Management

Our Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

Our Audit Committee has discussed with BDO, the Company’s independent registered public accounting firm for Fiscal 2010, the matters required to be discussed by SAS 61, as amended (Codification of Statements on Accounting Standards), which includes, among other items, matters related to the conduct of the audit of the financial statements.

Our Audit Committee has also received written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and its related entities) and has discussed with BDO its independence from the Company.

Conclusion

Based on the review and discussions referred to above, our Audit Committee recommended to our Board that the Company’s audited financial statements be included in its 2010 Form 10-K.

Audit Committee:

Richard L. Crouch, Chairman
Thomas G. Greig
William H. Hernandez

EQUITY PLAN COMPENSATION INFORMATION

The following table sets forth information about our equity compensation plans as of March 31, 2010:

	(a)	(b)	(c)
Plans	Number of Securities to Be	Weighted-Average	Number of Securities
	Issued Upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance Under Equity
	Warrants and Rights	Warrants and Rights	Compensation Plans
	(#)	($)	(Excluding Securities
Reflected in Column (a))
(#)
Equity compensation plans approved by security holders	3,436,319 (1)	35.66 (2)	1,712,595

Equity compensation plans not approved by security holders	—	—	—

Total	3,436,319 (1)	35.66 (2)	1,712,595

(1)	Includes both vested and unvested options. Also includes outstanding restricted stock units and performance share awards at the target level of performance. See the “Compensation Discussion and Analysis” section of this proxy statement for a discussion of our restricted stock units and performance share awards.

(2)	Does not take into account the outstanding restricted stock units and performance share awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information publicly available, as of March 31, 2010, regarding the beneficial ownership of our Common Stock by all stockholders known by us to be beneficial owners of more than five percent (5%) of our outstanding Common Stock:

	Number of	Percent of
	Shares	Shares(6)
FMR LLC(1)	1,990,825	11.3%
82 Devonshire Street, Boston, MA 02109

Dimensional Fund Advisors LP(2)	1,375,417	7.8%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX, 78746

BlackRock, Inc.(3)	1,325,835	7.6%
40 East 52nd Street, New York, NY 10022

Fisher Investments(4)	1,029,555	5.9%
13100 Skyline Blvd., Woodside, CA 94062-4527

Royce & Associates, LLC(5)	878,022	5.0%
745 Fifth Avenue, New York, NY 10151

(1)	Includes 1,990,825 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, of which 1,981,025 shares are owned by one investment company, Fidelity Low-Priced Stock Fund. Edward C. Johnson 3d, Chairman of

FMR, LLC, FMR LLC and the funds each has sole power to dispose of the 1,990,825 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. This information is derived from Amendment No. 12 to FMR LLC’s Schedule 13G filed with the SEC on February 16, 2010.

(2)	Dimensional Fund Advisors LP (“Dimensional”) is a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional beneficially owns 1,375,417 shares, of which it has sole voting power with respect to 1,358,847 shares and sole dispositive power with respect to 1,375,417 shares. This information is derived from Amendment No. 4 to Dimensional’s Schedule 13G filed with the SEC on February 8, 2010.

(3)	Includes 1,325,835 shares beneficially owned by BlackRock, Inc., of which it has sole voting power with respect to 1,325,835 shares and sole dispositive power with respect to 1,325,835 shares. This information is derived from a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010.

(4)	Includes 1,029,555 shares beneficially owned by Fisher Investments, a registered investment adviser, of which it has sole voting power with respect to 501,280 shares and sole dispositive power with respect to 1,029,555 shares. This information is derived from a Schedule 13G filed by Fisher Investments with the SEC on February 17, 2010.

(5)	Includes 878,022 shares beneficially owned by Royce & Associates, LLC, a registered investment adviser, of which it has sole voting power with respect to 878,022 shares and sole dispositive power with respect to 878,022 shares. This information is derived from Amendment No. 2 to Royce & Associates, LLC’s Schedule 13G filed with the SEC on January 22, 2010.

(6)	Based on 17,548,305 shares outstanding as of March 31, 2010.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information available to us, as of March 31, 2010, regarding the shares of our Common Stock beneficially owned by (i) each of our directors; (ii) each of our Named Executive Officers and (iii) all of our directors and executive officers as a group:

	Number of	Percent of
	Shares	Shares(5)
William F. Andrews(1)	58,002	*

R. Terry Blakemore(2)	197,666	1.1%

Richard L. Crouch(1)	28,000	*

Thomas W. Golonski(1)	38,500	*

Thomas G. Greig(1)	54,003	*

William H. Hernandez(3)	—	*

Michael McAndrew(2)	157,218	*

Edward A. Nicholson, Ph.D.(1)	27,000	*

Francis W. Wertheimber(2)	255,104	1.4%

All directors and executive officers as a group of nine (9) persons(4)	815,493	4.4%

(1)	Includes for Messrs. Andrews, Crouch, Golonski and Greig and Dr. Nicholson: 45,002, 24,000, 35,000, 45,002 and 24,000 shares, respectively, pursuant to rights to acquire such shares as a result of vested options, as of March 31, 2010 or within sixty (60) days thereafter, granted under the Director Plan.

(2)	Includes for Messrs. Blakemore, McAndrew and Wertheimber: 192,333, 155,884 and 254,437 shares, respectively, pursuant to rights to acquire such shares as a result of vested options, as of March 31, 2010 or within sixty (60) days thereafter, granted under the Employee Plan and the Incentive Plan. Also includes for Messrs. Blakemore, McAndrew and Wertheimber 5,333, 1,333 and 666 shares, respectively, pursuant to grants of restricted stock units under the Incentive Plan, which vested within sixty (60) days from March 31, 2010.

(3)	Mr. Hernandez was not appointed as a director until December 3, 2009.

(4)	Includes for all directors and executive officers as a group 782,990 shares pursuant to rights to acquire such shares as a result of vested options and restricted stock units, as of March 31, 2010 or within sixty (60) days thereafter, granted under the Employee Plan, the Director Plan and the Incentive Plan.

(5)	Based on 17,548,305 shares outstanding as of March 31, 2010.

The difference between the amounts set forth in the above table and the amounts indicated in the footnotes are shares owned outright either directly or indirectly.

*	Represents less than 1% of our outstanding Common Stock.

INDEPENDENT PUBLIC ACCOUNTANTS

Fees Billed to Us by BDO during Fiscal 2010 and Fiscal 2009

Audit Fees:  An aggregate of $1,822,970 was billed for professional services rendered and for expenses for the audit of our annual financial statements for Fiscal 2010 and our internal controls over financial reporting, statutory audits required internationally and the review of financial statements included in our quarterly reports on Form 10-Q during Fiscal 2010. An aggregate of $1,859,000 was billed for professional services rendered and for expenses for the audit of our annual financial statements for Fiscal 2009 and our internal controls over financial reporting, statutory audits required internationally and the review of financial statements included in our quarterly reports on Form 10-Q during Fiscal 2009.

Audit-Related Fees:  No audit-related fees were billed by BDO during Fiscal 2010. No audit-related fees were billed by BDO during Fiscal 2009.

Tax Fees:  No tax fees were billed by BDO during Fiscal 2010 or Fiscal 2009.

All Other Fees:  BDO did not render any other professional services to us during Fiscal 2010 or Fiscal 2009.

All services performed by BDO are approved by our Audit Committee or its chair prior to BDO’s engagement for such services. In the case of an approval by the chair of our Audit Committee, such approval is presented for ratification by our Audit Committee at its next regular meeting.

ADDITIONAL INFORMATION

FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

A copy of the 2010 Form 10-K is available to stockholders. A stockholder may obtain such copy free of charge on our Web site at http://www.blackbox.com or by writing to the Investor Relations Department, Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).

SOLICITATION OF PROXIES

We will pay the expenses in connection with the printing, assembling and mailing to the holders of our Common Stock the Notice of Annual Meeting of Stockholders, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies personally or by telephone, facsimile or email. We may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Stockholders who believe they are eligible to have their proposals included in our proxy statement for the annual meeting expected to be held in August 2011, in addition to other applicable requirements established by the SEC, must ensure that their proposals are received by the Secretary of the Company not later than February 25, 2011.

Our By-laws establish an advance notice procedure for stockholders to make nominations for the position of director and to propose business to be transacted at an annual meeting. Our By-laws provide that notice of nominations for director and proposals for business must be given to the Secretary of the Company not later than 150 days prior to the anniversary date of the prior year’s annual meeting. For the annual meeting expected to be held in August 2011, notice of nominations and proposals under this provision must be received by March 13, 2011.

Such notice must set forth in reasonable detail information concerning the nominee (in the case of a nomination for election to our Board) or the substance of the proposal (in the case of any other stockholder proposal), and shall include: (i) the name and residence address and business address of the stockholder who intends to present the nomination or other proposal or of any person who participates or is expected to participate in making such nomination and of the person or persons, if any, to be nominated and the principal occupation or employment and the name, type of business and address of the business and address of the corporation or other organization in which such employment is carried on of each such stockholder, participant and nominee; (ii) a representation that the proponent of the proposal is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or other proposal specified in the notice, including the number of shares of each class of our stock which are beneficially owned by the proponent as of the date of the notice and the proponent’s agreement to notify us in writing of the number of shares of each class of our stock which are beneficially owned by the proponent as of the record date promptly (but in no event later than five (5) business days) after the later of the record date or the date that the record date is first publicly disclosed along with a description of any agreement, arrangement or understanding (including any derivative securities or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, swaps or borrowed or loaned shares, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of the proponent or any of the proponent’s affiliates or associates with respect to any shares of our stock) that has been entered into as of the date of the proponent’s notice, by or on behalf of such proponent or any affiliate or associate of such proponent, with respect to any shares of our stock, and the proponent’s agreement to notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly (but in no event later than five (5) business days) after the later of the record date or the date that the record date is first publicly disclosed; (iii) a description of all agreements, arrangements or understandings between the proponent and any other person or persons (naming such person or persons) pursuant to which the nomination or other proposal is to be made by the proponent; (iv) such other information regarding each proposal and each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nomination or other proposal been made by our Board and (v) the consent of each nominee, if any, to serve as a director on our Board, if elected. Within fifteen (15) days following the receipt by the Secretary of a notice of nomination or proposal pursuant hereto, the Secretary will advise the proponent in writing of any deficiencies in the notice and of any additional information we require to determine the eligibility of the proposed nominee or the substance of the proposal. A proponent who has been notified of deficiencies in the notice of nomination or proposal and/or of the need for additional information must cure such deficiencies and/or provide such additional information within fifteen (15) days after receipt of the notice of such deficiencies and/or the need for additional information. The presiding officer of a meeting of stockholders may, in his or her sole discretion, refuse to acknowledge a nomination or other proposal presented by any person that does not comply with the foregoing procedure and, upon his or her instructions, all votes cast for such nominee or with respect to such proposal may be disregarded.

Our By-laws do not limit or restrict the ability of a stockholder to present any proposal made by such stockholder in accordance with SEC requirements. A copy of our By-laws is available upon request.

OTHER MATTERS

Management does not intend to present nor, in accordance with our By-laws, has it received proper notice from any person who intends to present, any matter for action by stockholders at the Annual Meeting to be held on August 10, 2010, other than as stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement. The enclosed proxy, however, confers discretionary authority with respect to the transaction of any other business that properly may come before the meeting, and it is the intention of the persons named in the enclosed proxy to vote on any such matters in accordance with their best judgment.

■

     P
     R
     O
     X
     Y
BLACK BOX CORPORATION
1000 Park Drive
       Lawrence, Pennsylvania 15055

This Proxy is Solicited on Behalf of the
    Board of Directors of the Company

     The undersigned stockholder hereby appoints R. Terry Blakemore and Thomas G. Greig, and each of them, as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to act for the undersigned and to consider and vote, as designated on the reverse, all of the shares of stock of Black Box Corporation (the “Company”) that the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, August 10, 2010, at 12:30 p.m. Eastern Daylight Time, at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055, on the following matters:
Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors FOR the nominees listed and FOR proposal number 2, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF
BLACK BOX CORPORATION
August 10, 2010
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:
The proxy statement and Company’s 2010 Annual Report to stockholders are available at www.proxydocs.com/bbox
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Should you require directions to the Annual Meeting, please call Investor Relations at 724-873-6788.
¯ Please detach along perforated line and mail in the envelope provided. ¯

■	20730000000000000000 5	081010

The Board of Directors recommends a vote “FOR” each of the nominees listed and “FOR” proposal number 2.	☒
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

							FOR	AGAINST	ABSTAIN
1.	Election of seven (7) members of the Board of Directors:				2.	Ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2011.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	William F. Andrews R. Terry Blakemore
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See Instructions below)	¡ ¡ ¡ ¡ ¡	Richard L. Crouch Thomas W. Golonski Thomas G. Greig William H. Hernandez Edward A. Nicholson, Ph.D.
The Board of Directors has established the close of business on Monday, June 14, 2010 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

ANNUAL MEETING OF STOCKHOLDERS OF
BLACK BOX CORPORATION
August 10, 2010

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/ by phone until 10:00 AM EDT the day of the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting. Should you require directions to the Annual Meeting, please call Investor Relations at 724-873-6788.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:
The proxy statement and Company’s 2010 Annual Report to stockholders are available at www.proxydocs.com/bbox
¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ¯

■	20730000000000000000 5	081010

The Board of Directors recommends a vote “FOR” each of the nominees listed and “FOR” proposal number 2.	☒
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

							FOR	AGAINST	ABSTAIN
1. Election of seven (7) members of the Board of Directors:					2.	Ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2011.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	William F. Andrews R. Terry Blakemore
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Richard L. Crouch Thomas W. Golonski Thomas G. Greig
The Board of Directors has established the close of business on Monday, June 14, 2010 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

☐	FOR ALL EXCEPT (See Instructions below)	¡ ¡	William H. Hernandez Edward A. Nicholson, Ph.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■